Exhibit 2.5
EXECUTION VERSION

ASSET PURCHASE AGREEMENT
by and between
GENERAL CHEMICAL PERFORMANCE PRODUCTS LLC,
GENERAL CHEMICAL HOLDING COMPANY,
AND
KMG ELECTRONIC CHEMICALS, INC.
Dated as of February 25, 2010

i

EXHIBITS AND SCHEDULES
Exhibits:

Exhibit A	-	Form of Transition Services Agreement
Exhibit B	-	Form of Supply Agreement
Exhibit C	-	Form of Non-Competition Agreement
Exhibit D	-	Manufacturing Agreement

Schedules	Section Reference

Covered Employees	1.1	(a)
Permitted Encumbrances	1.1	(b)
Retained Employees	1.1	(c)
Hollister Property	2.2	(a)
Bay Point Property	2.2	(b)
Affiliate Contracts	2.3	(d)
Certain Excluded Contracts	2.3	(l)
Certain Excluded Assets	2.3	(o)
Required Consents	5.2	(c)
Authorization; No Breach — Consents	6.2	(b)
Authorization; No Breach — Governmental Consents	6.2	(c)
Internal Financial Reports	6.3
Undisclosed Liabilities	6.4
No Material Adverse Change	6.5
Assets	6.6
Real Property	6.7
Taxes	6.8
Material Contracts	6.9
Scheduled Intellectual Property	6.10	(a)
Restrictions on Scheduled Intellectual Property	6.10	(b)
Litigation	6.11
Employees	6.12
Compliance with Laws; Licenses	6.13
Environmental Matters	6.14
Environmental Permits	6.14	(a)
Environmental Releases — Hollister	6.14	(d)
Insurance	6.15
Customers	6.18
Suppliers	6.19
Inventory	6.20
Natural Hazard Area Disclosures	6.23
Authorization; No Breach of Buyer	7.2
Certain Severance Obligations	9.1	(b)
Workers’ Compensation Claims	9.4
Employee Liabilities	9.7
Conduct of Business	10.2
Conduct of Business — Employee Benefits	10.2(b)(i	)(C)

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 25, 2010, by and among General Chemical Performance Products LLC, a Delaware limited liability company (“Seller”), General Chemical Holding Company, a Delaware corporation (“Parent”) (for purposes of Section 13.4 only), and KMG Electronic Chemicals, Inc., a Texas corporation (“Buyer”).
R E C I T A L S
WHEREAS, Seller produces and distributes high purity electronic chemicals for principally the semiconductor and disk drive industries (as presently conducted, the “Business”);
WHEREAS, Seller desires to sell to Buyer substantially all of Seller’s assets used or held for use in the Business, and Buyer desires to purchase such assets, all on the terms and subject to the conditions contained in this Agreement;
WHEREAS, in connection with the purchase and sale of assets described above, the parties desire that, upon the terms and subject to the conditions set forth herein, Buyer shall assume certain liabilities of Seller relating to the operation of the Business, except as specified herein; and
NOW, THEREFORE, in consideration of the mutual covenants, agreements, and understandings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
“Absent Employees” has the meaning set forth in Section 9.2(b).
“Accounting Firm” has the meaning set forth in Section 4.3(b).
“Acquisition Transaction” has the meaning set forth in Section 10.9.
“Adjustment Date” has the meaning set forth in Section 4.4.
“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns fifty percent (50%) or more of the voting Equity Interests or other ownership interests, directly or indirectly, of any other Person.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Schedule” has the meaning set forth in Section 4.5.
“Applicable Rate” means the prime rate of interest published in the “Money Rates” column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date.
“Assumed Liabilities” has the meaning set forth in Section 3.1.
“Bay Point CBA” means the agreement between General Chemical Corporation, Bay Point Works and the International Chemical Workers Union Council/UFCW and its Local 25-C.
“Bay Point Employees” means those employees of Seller and its Subsidiaries who, as of the Closing, are principally dedicated to the Business at the Bay Point Property.
“Bay Point Property” has the meaning set forth in Section 2.2(b).
“Bill of Sale” has the meaning set forth in Section 5.2(d).
“Business” has the meaning set forth in the Recitals.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Documents” means the Bill of Sale, the IP Agreement, the Transition Services Agreement, the Supply Agreement, the Non-Competition Agreement, the Deed, the Manufacturing Agreement and any other agreement executed by Buyer pursuant to this Agreement or one of the foregoing agreements.
“Buyer Parties” means Buyer and its Affiliates, shareholders, officers, directors, employees, agents, partners, representatives, successors, and assigns.
“Buyer Severance Obligation” has the meaning set forth in Section 9.1(b).
“Buyer Welfare Plans” has the meaning set forth in Section 9.3.
“Buyer 401(k) Plan” has the meaning set forth in Section 9.6(b).
“Cap” has the meaning set forth in Section 8.1.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Section 9601 et seq.
“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.
“Closing Date Proration” has the meaning set forth in Section 4.4.
“Closing Statement” has the meaning set forth in Section 4.3(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 10.3.
“Covered Employees” means those employees of Seller and its Subsidiaries who, as of the Closing (or such other time as is specified in the context where used) are principally dedicated to the Business, other than Retained Employees. The Covered Employees as of the date hereof shall be listed on Schedule 1.1(a), which shall be updated pursuant to this Agreement.
“Deed” has the meaning set forth in Section 5.2(j).
“Deposit Amount” has the meaning set forth in Section 4.2.
“DTSC” means the California Department of Toxic Substances Control.
“Employment Related Laws and Obligations” means all federal, state and local laws, regulations, ordinances, common law, orders, judgments, decrees, awards, or the findings of any arbitrator, court or governmental entity, relating to or touching upon, or concerning the Seller’s employment relationship with its employees, including relating to the hiring, firing and treatment of employees, or any legal obligation or duty regarding employment practices, terms and conditions of employment, equal opportunity, non-discrimination, immigration, anti-harassment, anti-retaliation, whistle blowing, compensation, wages, overtime payments, hours, benefits, collective bargaining, income tax withholding, the payment of Social Security and other similar taxes, the modification or termination of benefit plans and retiree health insurance plans, policies, programs, agreements, occupational safety and health, workers compensation or other similar benefits and payments on account of occupational illness and injuries, employment contracts, collective bargaining agreements, grievances originating under the collective bargaining agreements, wrongful discharge, torts such as invasion of privacy, infliction of emotional distress, defamation, and slander.
“Encumbrance” means any Lien, easement, judgment, restriction, encroachment, charge, option, servitude, covenant, equitable interest, right of first offer, right of first refusal, or other encumbrance affecting any property or interest therein.
“Environmental Law” means all federal, state and local laws, statutes, treaties, ordinances, regulations, judicial orders and common law relating to: (i) the protection of worker health and safety; (ii) the protection of public health, the environment or natural resources, including ambient air, indoor air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation; and (iii) the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport, presence, testing, discharging or handling of chemicals, hazardous substances (as that term is defined by

CERCLA), petroleum (including crude oil or any fraction thereof), natural gas, natural gas liquids, synthetic gas, waste materials and other hazardous materials; (iii) the release, reporting, investigation or remediation of waste materials, hazardous substances (as that term is defined by CERCLA), petroleum (including crude oil or any fraction thereof), natural gas, natural gas liquids, synthetic gas, or other hazardous materials; or (iv) the protection of threatened or endangered species. “Environmental Law” includes RCRA, CERCLA and analogous state statutes.
“Environmental Permit” means any Permit required by, or pursuant to, any Environmental Law.
“EPA” means the United States Environmental Protection Agency.
“Equipment” means all furniture, equipment (including office equipment), machinery, parts, computer hardware, tools, dies, jigs, patterns, molds, tank wagons, dip tubes, totes, automobiles, trucks, trailers and other rolling stock, whether titled or not, and all other tangible personal property (other than Inventory) used or held for use in the operation of the Business.
“Equity Interests” means (i) any and all shares, membership interests, interests, participations or other equivalents (however designated) of capital stock of a corporation and (ii) any and all ownership interests in a Person (other than a corporation), including shares (restricted or unrestricted), membership interests, partnership interests, participation interests and beneficial interests (however designated) and any and all warrants, options, securities or other rights convertible into, or exercisable or exchangeable for, any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Adjustment Amount” has the meaning set forth in Section 4.3(a).
“Estimated Inventory Cost” has the meaning set forth in Section 4.3(a).
“Excluded Assets” has the meaning set forth in Section 2.3.
“Excluded Liabilities” has the meaning set forth in Section 3.3.
“Final Inventory Cost” has the meaning set forth in Section 4.3(b).
“Governmental Authority” means any court or any agency, commission, department (including the executive department) or body of any municipal, township, county, local, state, federal or foreign governmental, regulatory, administrative, judicial or quasi-governmental unit, entity or authority, including publicly-owned treatment works.
“Hazardous Substances” means any material regulated because of its effect or potential effect on public health and the environment including (i) any substance, waste or material that is regulated as a hazardous substance, hazardous material, toxic substance, hazardous waste, extremely hazardous waste, restricted hazardous waste, contaminant, hazardous constituent, solid waste, special waste or pollutant pursuant to any Environmental Law, or

(ii) petroleum or any fraction or by-product thereof, asbestos, polychlorinated byphenyls (PCBs) or any radioactive substance, waste or material.
“Hazards Act” has the meaning set forth in Section 6.24.
“Hire Date” has the meaning set forth in Section 9.2(a).
“Hollister CBA” means the agreement between General Chemical West, LLC, Hollister, California and the International Chemical Workers Union Council/UFCW and its Local 25-C, dated April 7, 2009 through April 6, 2012.
“Hollister Property” has the meaning set forth in Section 2.2(a).
“Indemnitee” has the meaning set forth in Section 8.4(a).
“Indemnitor” has the meaning set forth in Section 8.4(a).
“Insurance Policy” means an insurance policy held or maintained by or for Seller with respect to the Purchased Assets.
“Intellectual Property” means all U.S. and foreign rights (and related priority rights) in, arising out of, or associated with: (a) patents and patent applications and disclosures relating thereto, including all continuations, continuations-in-part, divisionals and provisionals (and any patents that issue on any of the foregoing), and all renewals, reissues, reexaminations, extensions and substitutions relating to any of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source or business identifiers, whether registered or unregistered, and all registrations, applications, renewals and extensions of or for any of the foregoing (together with the goodwill associated with any of the foregoing) (collectively, “Marks”), (c) copyrights, works of authorship, mask work rights, moral rights and other rights under copyrights, whether registered or unregistered, and any registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”), (d) trade secrets and other rights in know-how and confidential or proprietary information (including any designs, technical data, technology, inventions (whether or not patentable and whether or not reduced to practice), formulae, compositions, processes, techniques, procedures, drawings, specifications, and databases, customer lists, supplier lists, financial information, pricing and cost information, bills of material, business plans and marketing plans) (collectively, “Trade Secrets”), and (e) URL and Internet domain name registrations and Technology.
“Intellectual Property Licenses” means (i) any grant, whether express or implied, by Seller to another Person of any right relating to or under the Purchased Intellectual Property including “off the shelf” licenses, except implied grants related to sales of products in the Ordinary Course of Business, and (ii) any grant by another Person to Seller of any right relating to or under any third Person’s Intellectual Property.
“Internal Financial Reports” means the forms of financial reports prepared for internal use in managing the Business and provided to Buyer.

“Inventory” means all items of inventory held in connection with the operation of the Business, wherever located (including raw materials, work in process, finished goods, packaging, service parts and supplies), including supplies and parts which have historically been expensed or are not valued on Seller’s financial statements.
“Inventory Cost” means the value of all Inventory as of the Closing Date determined in a manner consistent with the Prior Year Inventory Cost Reports, which shall take into account any obsolescence of the Inventory as of the Closing Date and be determined in a manner consistent with Seller’s current practice.
“IP Agreement” has the meaning set forth in Section 5.2(e).
“Knowledge” means, when referring to the “Knowledge of Seller”, the actual knowledge of any of Vince Opalewski, James Craig, Rob Savarese, Bradley Klock, Mark Panger and Brad Anderson.
“Labor Commissions” has the meaning set forth in Section 6.12(a).
“Law” has the meaning set forth in Section 6.2(b).
“Lien” means any mortgage, security deed, deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, preference, priority or other security agreement, and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement.
“Losses” means any and all actual losses, liabilities, claims, demands, judgments, damages, fines, penalties, assessments, awards, costs and expenses (including reasonable attorneys’ and other professionals’ fees), but not including any punitive, consequential, speculative, or special damages, lost profits or business opportunities, or damages or expenses incurred due to the interruption of the indemnitee’s business.
“Manufacturing Agreement” has the meaning set forth in Section 5.2(i).
“Material Adverse Effect” means any circumstance, event, occurrence, or effect that has or would reasonably be expected to have an effect that is materially adverse to the Purchased Assets, the Assumed Liabilities, financial condition, or results of operations of the Business, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any circumstance, event, occurrence, or effect to the extent attributable to the impact of the announcement or pendency of the transactions contemplated hereby or the identity or involvement of Buyer on relationships, contractual, or otherwise, with customers, suppliers, or employees of the Business; (B) any circumstance, event, occurrence, or effect attributable to conditions generally affecting the industry in which the Business operates or generally affecting the economy, financial markets, or political, economic, or regulatory conditions in the United States or any other geographic region in which Seller conducts business provided that it does not disproportionately affect the Business in comparison to other similarly situated Persons;

(C) any circumstance, event, occurrence, or effect arising from or relating to any action taken, or failure to act, to which Buyer has consented; (D) changes in any laws, rules, or regulations or the interpretation thereof after the date hereof; and (E) acts of war, sabotage, or terrorism, or any escalation or material worsening of any such acts of war, sabotage, or terrorism underway as of the date of this Agreement.
“Minimum Terms and Conditions of Employment” has the meaning set forth in Section 9.2(a).
“Natural Hazard Expert” has the meaning set forth in Section 6.24.
“Non-Competition Agreement” has the meaning set forth in Section 5.2(h).
“Notice of Closing Statement Disagreement” has the meaning set forth in Section 4.3(b).
“Offer” has the meaning set forth in Section 9.1(a).
“Offer Consideration Period” has the meaning set forth in Section 9.1(a).
“Order” has the meaning set forth in Section 6.2(b).
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business, as conducted by Seller, through the date hereof consistent with past practice.
“OSHA” means the Occupational Safety and Health Administration.
“Parent” has the meaning set forth in the Preamble.
“Payment Date” has the meaning set forth in Section 4.4.
“Permit” means any permit, license, approval, consent or other authorization.
“Permitted Encumbrances” means any (i) zoning laws, easements and other building and land use restrictions that do not materially impair the present or anticipated use or occupancy of the property subject thereto; (ii) mechanic’s, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens, but only if the exception for any such Lien is insured against by, or removed from, Buyer’s policy of title insurance obtained pursuant to this Agreement; (iii) Liens for Taxes not yet due and payable; (iv) Liens for Taxes due and payable which are being diligently contested in good faith, but only if the exception for any such Lien is insured against by, or removed from, Buyer’s policy of title insurance obtained pursuant to this Agreement; (v) the Encumbrances set forth on Schedule 1.1(b); or (vi) other visible, on-the-ground Encumbrances which would be disclosed by an accurate survey or inspection and, in the aggregate, would not materially and adversely affect use of the applicable Real Property for the Business or require alterations or modifications to any existing permanent structures or other material improvements.

“Person” means an individual, a partnership, a limited partnership, a limited liability partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.
“Plans” has the meaning set forth in Section 6.12(b).
“Prior Year Inventory Cost Reports” means the reports reflecting the value of all Inventory as of the calendar years ended 2008, which have been provided to Buyer.
“Proration Amount” has the meaning set forth in Section 4.4.
“Purchase Price” has the meaning set forth in Section 4.2.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchased Intellectual Property” means all Intellectual Property owned exclusively by Seller or an Affiliate of Seller, and Seller’s or such Affiliate’s interest in all Intellectual Property co-owned by Seller or such Affiliate, and Seller’s or such Affiliate’s interest in all Intellectual Property licensed to Seller or such Affiliate or by Seller or such Affiliate, in each case which Intellectual Property is related to or used in connection with the Business, whether or not included in Schedule 6.10.
“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C.A. 6901 et seq. and analogous state Laws.
“Real Property” has the meaning set forth in Section 6.7(a).
“Real Property Permits” has the meaning set forth in Section 6.7(e)(iii), but excludes Environmental Permits.
“Reportable Quantity” has the same meaning as the term “reportable quantity” as defined in 40 CFR 302.5.
“Related Persons” has the meaning set forth in Section 6.16.
“Release” means the depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, dispersing, leaching, dumping or disposing.
“Remediation” or “Remediate” means to clean up, mitigate, correct, abate, minimize, remove, eliminate, control or prevent a Release of a Hazardous Substance into the environment including actions to study, investigate, monitor and assess such Releases.
“Representatives” has the meaning set forth in Section 10.9.
“Retained Employees” means those employees of the Business set forth on Schedule 1.1(c).
“Retained Severance Obligation” has the meaning set forth in Section 9.1(b).

“Scheduled Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, material unregistered Marks, registered Copyrights and Internet domain names owned, filed or applied for by Seller or one of its Affiliates, in each case that are included in the Purchased Intellectual Property.
“Severance Costs” has the meaning set forth in Section 9.1(b).
“Severance Invoice Date” has the meaning set forth in Section 9.1(c).
“Severance Plan” has the meaning set forth in Section 9.1(b).
“Seller” has the meaning set forth in the Preamble.
“Seller Documents” means the Bill of Sale, the IP Agreement, the Transition Services Agreement, the Supply Agreement, the Non-Competition Agreement, the Deed, the Manufacturing Agreement and any other agreement executed by Seller or its Affiliates pursuant to this Agreement or one of the foregoing agreements.
“Seller Intellectual Property” means all Intellectual Property and Technology owned, used or held for use by Seller or Affiliates of Seller, in each case which is not related to nor used in connection with the Business.
“Seller Name” has the meaning set forth in Section 10.12.
“Seller Parties” means Seller and its Affiliates, members, officers, managers, employees, agents, partners, representatives, successors and permitted assigns (other than Buyer).
“Seller Payment Obligations” has the meaning set forth in Section 13.4.
“Seller Permits” has the meaning set forth in Section 6.13.
“Seller Welfare Plans” has the meaning set forth in Section 9.3.
“Seller 401(k) Plan” has the meaning set forth in Section 9.6(b).
“Supply Agreement” has the meaning set forth in Section 5.2(g).
“Tax” means any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, withholding, unemployment, disability, payroll, license, employee or other similar tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or statements relating to Taxes, including any schedule or attachment thereto,

and including any amendment thereof, that are required to be filed with any Governmental Authority.
“Technology” means all computer programs (including any and all software implementations of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data, whether machine readable or otherwise), information, designs, semiconductor device structures, circuit block libraries, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.
“Threshold Amount” has the meaning set forth in Section 8.1.
“Title Company” means Lawyers Title Company, c/o LandAmerica Financial Group, Inc., 1050 Wilshire Drive, Suite 310, Troy, MI 48084, Attn: Jennifer L. VanCollie.
“Title Policy” has the meaning set forth in Section 5.2(k).
“Transferred Employees” has the meaning set forth in Section 9.1(a).
“Transferred Real Property” has the meaning set forth in Section 2.2(a).
“Transition Services Agreement” has the meaning set forth in Section 5.2(f).
“WARN Act” has the meaning set forth in Section 9.5.
ARTICLE II
PURCHASE AND SALE OF ASSETS
2.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, convey, transfer and assign to Buyer, all of the right, title and interest of Seller or any of its Affiliates, including but not limited to General Chemical West, LLC, in and to the properties and assets used or held for use in the operation of the Business (the “Purchased Assets”), other than the Excluded Assets, free and clear of any Liens other than Permitted Encumbrances.
2.2 Enumeration of Purchased Assets . The Purchased Assets include the following as they exist at Closing:
(a) all right, title and interest in and to that certain parcel of real property located in Hollister, California (the “Hollister Property”), more particularly described on Schedule 2.2(a), together with all improvements thereon, all fixtures affixed to such improvements, and any and all rights and claims relating to such real property (collectively, the “Transferred Real Property”);

(b) all Equipment, wherever located, used in connection with the Hollister Property or that certain parcel of real property located in Pittsburg, California (the “Bay Point Property”) and more particularly described in Schedule 2.2(b);
(c) all Inventory;
(d) all leasehold interests and leasehold improvements created by all leases, including capitalized leases, of real property or personal property that relate to the Business and under which Seller is a lessee or lessor and included on Schedule 6.9;
(e) all contracts, claims and rights (and benefits arising therefrom) relating to or arising out of the Business, all rights against suppliers under warranties covering any of the Inventory or Equipment or other tangible assets of the Business and all transferable rights relating to transferable Permits and transferable Environmental Permits;
(f) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids generated by the operation of the Business;
(g) Purchased Intellectual Property;
(h) all license agreements, distribution agreements, sales representative agreements, service agreements, supply agreements, franchise agreements, computer software agreements and technical service agreements that relate to the Business and to which Seller is a party;
(i) all customer lists, customer records and information to the extent relating to the Business;
(j) except as provided in Section 2.3(j), all books and records to the extent relating to the Business, including blueprints, drawings and other technical papers, payroll, accounts receivable and payable, inventory, maintenance and asset history records, ledgers and books of original entry and OSHA and EPA files relating to compliance with Environmental Laws at the Hollister Property (but not the Bay Point Property), all to the extent transferable under applicable Law (to the extent such OSHA and EPA files are not transferable, Seller will provide copies to Buyer);
(k) copies of personnel records related to Transferred Employees (subject to Buyer obtaining any releases required by applicable law from the Transferred Employees);
(l) all rights in connection with prepaid expenses with respect to the Purchased Assets;
(m) except as set forth in Section 2.3(n), all letters of credit issued to Seller;
(n) all sales and promotional materials, catalogues and advertising literature relating to the Business;
(o) all goodwill and other intangible assets associated with the Business; and

(p) all telephone numbers and internet uniform resource locators owned by Seller that relate to the Business.
2.3 Excluded Assets. The parties expressly acknowledge and agree that the following assets and properties (the “Excluded Assets”) shall be excluded from the Purchased Assets being purchased by Buyer under this Agreement:
(a) All trade accounts receivable, notes receivable, negotiable instruments and chattel paper of Seller;
(b) all cash and cash equivalents of Seller (exclusive of letters of credit issued by customers of Seller to Seller);
(c) Seller’s bank accounts, checkbooks and cancelled checks and all lock boxes relating to the Business to which Seller’s account debtors remit payments;
(d) those contracts with Seller’s Affiliates set forth on Schedule 2.3(d) hereto;
(e) rights in and to claims and litigation (and in each case benefits to the extent they arise therefrom) against third parties to the extent such claims and litigation are not related to the Purchased Assets or the Assumed Liabilities, and rights in and to claims and litigation (and benefits to the extent they arise therefrom) that relate to Excluded Liabilities;
(f) Insurance Policies of Seller and rights in connection therewith;
(g) rights arising from any refunds due with respect to insurance premium payments to the extent they relate to Insurance Policies which constitute Excluded Assets and refunds due from federal, state, local and/or foreign taxing authorities with respect to Taxes heretofore paid by Seller;
(h) Seller’s rights under this Agreement;
(i) Seller’s corporate name, certificate of formation, operating agreement, organizational documents, minute books, corporate seal, Tax Returns (including supporting materials), all original financial statements and supporting materials, all personnel records related to employees other than Transferred Employees and personnel records related to Transferred Employees for whom applicable releases required by law have not been obtained by Buyer, all books and records Seller is required by law to retain, and all records of Seller relating to the sale of the Purchased Assets and any documents relating to any Excluded Assets;
(j) each Plan, including all assets related thereto;
(k) all right, title and interest of Seller in and to the Bay Point Property, all improvements on the Bay Point Property, the Bay Point CBA and any rights under Environmental Permits related to the Bay Point Property;
(l) the agreements set forth on Schedule 2.3(l);

(m) any Intellectual Property (including Seller Intellectual Property), except such Intellectual Property that is Purchased Intellectual Property;
(n) (i) the Irrevocable Standby Letters of Credit No. S320701 (dated November 23, 2009 issued to GenTek Holding, LLC for the account of General Chemical West LLC by Key Bank National Association as amended by Amendment Sequence Number 001(dated November 24, 2009) from Key Bank National Association for the purpose of demonstrating financial assurance for closure/post closure care and third party liability pursuant to the requirements of the RCRA Permit and (ii) the Irrevocable Standby Letter of Credit No. 3062044 (dated March 25, 2004) issued to General Chemical West, L.L.C. from Bank of America related to the right-of-way easement for the storm water discharge to Suisin Bay; and
(o) the assets described on Schedule 2.3(o).
2.4 Certain Consents to Assignment. Notwithstanding anything to the contrary contained in this Agreement, if any assignment of any material right or agreement the benefit of which is to be acquired by Buyer pursuant to this Agreement shall require the consent of any other party and such consent has not been obtained prior to the Closing, (a) this Agreement shall not constitute or be deemed to be a contract to assign or assume the same if an attempted assignment without such consent, approval or waiver would constitute a breach of such right or agreement or create in any party thereto the right or power to cancel or terminate such right or agreement and (b) the parties shall establish an arrangement pursuant to which Buyer will receive the benefit, monetary or otherwise, of Seller’s rights under such right or agreement, and will be responsible for performance and satisfaction of Seller’s obligations with respect to such right or agreement. Following such arrangement being put in place, the parties shall continue to cooperate in such efforts as are reasonably necessary to obtain the consent of any third party needed to assign such right or agreement.
ARTICLE III
ASSUMPTION OF LIABILITIES
3.1 Agreement to Assume. On the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall assume and agree to discharge and perform when due, the liabilities and obligations of Seller (and only those liabilities of Seller) with respect to the Business which are enumerated in Section 3.2 (the “Assumed Liabilities”). Seller shall remain liable for all liabilities and obligations that are not Assumed Liabilities.
3.2 Description of Assumed Liabilities. The Assumed Liabilities shall consist of the following, and only the following, liabilities of Seller with respect to the Business:
(a) in accordance with Section 9.2(c), liabilities for any vacation benefits that are accrued but not taken;
(b) liabilities and obligations of Seller under any purchase order, sales order, lease, license, agency and distributorship agreement or other agreement or commitment of any kind (x) by which Seller is bound on the Closing Date and (y) which is either (i) set forth on Schedule 6.9 or (ii) was made in the Ordinary Course of Business (but in each case, only to the extent such liabilities and obligations relate to performance after the Closing Date);

(c) all liabilities and obligations of Seller for property, ad valorem and other similar Taxes that relate to the Business to the extent such Taxes are allocated under Section 4.4 to the period that ends after the Closing Date and Taxes to be paid by Buyer under Section 10.5;
(d) all obligations assumed by Buyer pursuant to Article IX of this Agreement;
(e) all obligations of Seller arising or becoming due after the Closing Date under the agreements, contracts, leases, licenses, and other arrangements included in the Purchased Assets and set forth on Schedule 6.9.
3.3 Excluded Liabilities. Except as specifically provided in Sections 3.1 and 3.2 hereof, Buyer shall not assume, or in any way become liable for, any liabilities or obligations of Seller or the Business of any kind or nature (including any liabilities or obligations that relate to any (a) Excluded Assets, (b) trade accounts payable, (c) liabilities or obligations relating to the Bay Point Property and its operation arising under Environmental Law (including under Environmental Permits and including those arising from Hazardous Substances on, at, under or about the Bay Point Property) arising on or before the Closing Date, and any liability resulting from the off-site transportation, storage, recycling and disposal to or on a third party property of any Hazardous Substance generated at the Bay Point Property on or before the Closing Date, (d) liabilities or obligations that are owed to any Affiliate of Seller, (e) liabilities with respect to Seller’s 401(k) Plan, Seller’s Health and Welfare Plans, the Pension Plans and Retiree Medical and Life Plans as described in Article 10 of the Hollister CBA, (f) employment liabilities and obligations for the Retained Employees, (g) unpaid judgments against Seller or unremedied unfair labor practices of Seller, in each case in connection with violations of Employment Related Laws and Obligations by Seller, (h) asserted liability based on Buyer being deemed a successor employer for any purpose under any Employment Related Laws and Obligations, or as a successor for liability purposes under any other laws), in each case whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or prior to the Closing Date (collectively, the “Excluded Liabilities”), which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of Seller.
3.4 No Expansion of Third Party Rights. The assumption by Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had Buyer not assumed the Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.
ARTICLE IV
PRICE AND CLOSING
4.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Haynes and Boone, LLP, 1221 McKinney Street, Suite 2100, Houston, Texas 77010 no earlier than the later of (a) thirty (30) days from the date hereof and (b) the third business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article V (other than those conditions which by their nature are to be satisfied on the Closing Date), unless Buyer and Seller agree in writing prior thereto on some other date or place (the day on which the Closing takes place being the “Closing Date”).
4.2 Purchase Price. Prior to the execution and delivery of this Agreement, Buyer has paid to Seller a non-refundable deposit equal to $250,000 (the “Deposit Amount”). At the Closing, subject to the terms and conditions contained herein, Buyer shall pay as the aggregate purchase price for all of the Purchased Assets and the agreements of Seller pursuant to the Non-Competition Agreement (the “Purchase Price”) an amount by wire transfer of immediately available funds to a bank account designated by Seller equal to (i) $25,500,000; plus (or minus) (ii) the absolute value of the Estimated Adjustment Amount (as defined below); plus (or minus) (iii) the absolute value of the Proration Amount (as defined below); minus (iv) the Deposit Amount.
4.3 Inventory Cost Adjustment.
(a) At least two (2) business days before the Closing Date, Seller shall deliver to Buyer a certificate signed by an officer of Seller setting forth Seller’s good faith estimate of Inventory Cost as of the Closing Date (the “Estimated Inventory Cost”). The “Estimated Adjustment Amount”, which may be positive or negative, shall mean (i) the Estimated Inventory Cost, minus (ii) $7,000,000. If the Estimated Adjustment Amount is a positive number, then the Purchase Price will be increased by the Estimated Adjustment Amount on the Closing Date pursuant to Section 4.2. If the Estimated Adjustment Amount is a negative number, the Purchase Price will be decreased by the absolute value of the Estimated Adjustment Amount pursuant to Section 4.2.
(b) Within forty-five (45) days following the Closing Date, Buyer shall deliver to Seller a statement (in its final and binding form as determined below, the “Closing Statement”) signed by an officer of Buyer setting forth Buyer’s good faith calculation of the Inventory Cost as of the Closing Date (the “Final Inventory Cost”) and the Purchase Price. The Closing Statement shall be accompanied by reasonably sufficient back-up or supporting data used in the preparation of the Closing Statement as is sufficient to reflect how Buyer made such determinations and calculations. Seller shall cooperate with Buyer as reasonably requested in connection with the preparation of the Closing Statement. Seller and its representatives shall be provided access to all of Buyer’s books, records and employees related to the preparation of the Closing Statement. The Closing Statement shall become final and binding upon the parties fifteen (15) days following Seller’s receipt thereof, unless Seller has given written notice of its disagreement (a “Notice of Closing Statement Disagreement”) to Buyer prior to such date. Any Notice of Closing Statement Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Closing Statement Disagreement is received by Buyer, then the Closing Statement (as revised in accordance with clause (x) or (y) below) and the Purchase Price shall become final and binding upon the parties on the earlier of: (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Closing Statement Disagreement; and (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm. During the thirty (30) days following delivery of a Notice of Closing Statement Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Closing Statement Disagreement. If, at the end of the thirty (30) day period referred to above, the matters in dispute have not been fully resolved, then the parties shall submit to a mutually satisfactory independent accounting firm (the “Accounting Firm”) for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the Final Inventory Cost and the Purchase Price to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. In resolving any matters in dispute, the Accounting Firm may not assign a value or cost to any item in dispute greater than the greatest value or cost for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value or cost for such item assigned by Buyer, on the one hand, or Seller, on the other hand. The Accounting Firm’s determination will be based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the determination of the Final Inventory Cost and the Purchase Price shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which the Accounting Firm shall be instructed to deliver not more than forty-five (45) days following submission of such disputed matters). The Accounting Firm’s fees shall be borne by Seller and Buyer in inverse proportion (as a percent of the absolute dollar amount disputed) as Seller and Buyer prevail on matters resolved by the Accounting Firm.
(c) If the Estimated Inventory Cost amount is greater than the Final Inventory Cost amount, Seller shall, and if the Final Inventory Cost amount is greater than the Estimated Inventory Cost amount, Buyer shall, within ten (10) business days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer to Buyer or Seller, as the case may be, in immediately available funds of the absolute amount of such difference, together with interest at the Applicable Rate from the Closing Date to the date of payment. Any such payment shall be treated as an adjustment to the Purchase Price.
4.4 Proration. The operation of the Business and the income and normal operating expenses, including without limitation Assumed Liabilities and prepaid expenses, attributable thereto through 11:59 p.m. on the Closing Date (the “Adjustment Date”) shall be for the account of Seller and thereafter, except as provided for operations at the Bay Point Property under the Manufacturing Agreement, for the account of Buyer. Notwithstanding anything to the contrary in this Agreement, after the Closing Date, the operation of the Business at the Bay Point Property and the allocation of income and expenses shall occur as provided in the Manufacturing Agreement. Expenses for goods or services received both before and after the Adjustment Date, interest expenses, property and ad valorem Taxes (to the extent discussed below) and assessments (and refunds of such Taxes), power and utilities charges, and rents and similar prepaid and deferred items shall be prorated between Seller and Buyer as of the Adjustment Date (the “Closing Date Proration”). All special assessments and similar charges or liens imposed against the Purchased Assets in respect of any period of time through the Adjustment Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Date shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. Three (3) days prior to the Closing Date, Seller shall estimate all apportionments pursuant to this Section 4.4 and shall deliver a statement of its estimates for the

Closing Date Proration to Buyer (which statement shall set forth in reasonable detail the basis for those estimates). At the Closing, the net amount due as a result of the estimated apportionments set forth in the Closing Date Proration (the “Proration Amount”), which may be a positive or negative number, shall be used to adjust the Purchase Price as set forth in Section 4.2. By (60) days after the Closing (the “Payment Date”), Buyer shall deliver to Seller a statement of any adjustments to Seller’s estimate of the apportionments, and Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, any amount due as a result of the adjustment (or, if there is any dispute, the undisputed amount). If Seller disputes Buyer’s determinations, or if at any time after delivery of Buyer’s statement of determinations, either party determines that any item included in the apportionments is inaccurate, or that an additional item should be included in the apportionments, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties (or, if they are unable to resolve the matter, it shall be presented to the Accounting Firm, whose decision on the matter shall be binding and whose fees and expenses shall be borne equally by the parties). If the amount of property and ad valorem Taxes for any period that begins before and ends after the Closing Date are not known three (3) days prior to the Closing Date, then the amount of such Taxes will be estimated as of such date. If the amount of such Taxes is not known by sixty (60) days after the Closing Date, once the amount of such Taxes is known, Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, the net amount due as a result of the actual apportionment of such Taxes. For purposes of this Agreement, in the case of property and ad valorem Taxes payable or refunds with respect to Tax periods that begin before and end after the Closing Date, (a) the portion of such Taxes or refunds allocated to the period ending on the Closing Date shall be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) the portion of such Tax or refunds allocated to the period that begins after the Closing Date shall be deemed to be the amount of such Tax or refund for the entire period less the amount of such Tax or refund that was allocated to the period ending on the Closing Date.
4.5 Allocation of Total Consideration. The sum of (i) the Purchase Price, as adjusted pursuant to Sections 4.3(c) and 4.4, and (ii) the amount of any Assumed Liabilities that are treated as part of the consideration paid for the Purchased Assets for federal income tax purposes will be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder and any similar provision of state, local and foreign law, as appropriate. Buyer shall provide Seller with a proposed schedule detailing such allocation within sixty (60) days following the determination of Final Inventory Cost (the “Allocation Schedule”), and Seller and Buyer shall use commercially reasonable efforts to mutually agree on a final allocation within sixty (60) days thereafter. The purchase price allocation shall be revised for any adjustments to the total consideration paid hereunder as necessary, as mutually agreed to by Seller and Buyer taking into account the character of, and events giving rise to, the adjustment. Except as otherwise required by law, the parties to this Agreement will file all Tax Returns in a manner consistent with the Allocation Schedule (as modified pursuant to the preceding sentence); provided, however, that nothing contained herein shall prevent Buyer or Seller or any of their Affiliates from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the purchase price allocation, and none of Buyer, Seller or any of their Affiliates shall be required to litigate before any court, any proposed deficiency or adjustment by any taxing authority challenging such purchase price allocation. The parties will promptly inform one another of any challenge by any Governmental Authority to any allocation made in accordance with the Allocation Schedule, and the parties agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.
ARTICLE V
CONDITIONS TO OBLIGATIONS
5.1 Conditions to the Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:
(a) Subject to Section 2.4, all necessary Permits of, and all filings with, Governmental Authorities required to be procured by Buyer or Seller in connection with the transactions contemplated by this Agreement and set forth on Schedule 5.2(c) shall have been procured; and
(b) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a governmental agency seeking an order or decree, specifically restraining, enjoining, or prohibiting the consummation of the transactions contemplated hereby, and neither Buyer nor Seller shall have received notice from any Governmental Authority that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or a material change in the terms of the transactions contemplated hereby.
5.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer:
(a) Each of the representations and warranties of Seller contained in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made at and as of that time, each of the covenants and agreements of Seller to be performed as of or prior to the Closing shall have been duly performed in all material respects, except in each case for changes after the date hereof which are contemplated by or are expressly permitted by this Agreement;
(b) Seller shall have delivered to Buyer a certificate signed by an officer of Seller, dated as of the Closing Date, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in Section 5.1, as they relate to Seller, and Section 5.2(a) have been fulfilled;
(c) Subject to Section 2.4, Seller shall have delivered evidence that all third party consents and approvals set forth on Schedule 5.2(c) have been obtained;

(d) Seller shall have delivered a copy of the Bill of Sale and Assignment and Assumption Agreement in a form reasonably satisfactory to Buyer and Seller (the “Bill of Sale”), duly executed by Seller;
(e) Seller shall have delivered a copy of the Intellectual Property Assignment and Assumption Agreement in a form reasonably satisfactory to Buyer and Seller (the “IP Agreement”), duly executed by Seller;
(f) Seller shall have delivered a copy of the Transition Services Agreement substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”) duly executed by Seller;
(g) Seller shall have delivered a copy of the Supply Agreement substantially in the form attached hereto as Exhibit B (the “Supply Agreement”) duly executed by Seller;
(h) Seller shall have delivered a copy of the Non-Competition Agreement substantially in the form attached hereto as Exhibit C (the “Non-Competition Agreement”) duly executed by Seller;
(i) Seller shall have delivered a copy of the Manufacturing Agreement substantially in the form attached hereto as Exhibit D (the “Manufacturing Agreement”) duly executed by Seller;
(j) Seller shall have delivered a grant deed for the Hollister Property in a form reasonably satisfactory to Buyer and Seller (the “Deed”), subject only to Permitted Encumbrances, duly executed and acknowledged by General Chemical West, LLC;
(k) Seller shall have delivered, at Buyer’s expense, an ALTA 2006 Extended Coverage Owner’s Policy of Title Insurance for the Hollister Property (the “Title Policy”), issued by the Title Company, showing Buyer (or Buyer’s designee) as the insured owner of fee simple title to such real property, and noting no exceptions or encumbrances other than (a) the Permitted Encumbrances, and (b) standard printed exceptions (other than those the deletion of which is necessary to make such policy an extended coverage policy), and containing the following endorsements: ALTA 9.5-06, environmental protection lien, contiguity, tax parcel, subdivision, zoning, same as survey, and access. General Chemical West, LLC shall have executed and delivered such affidavits and other documents reasonably required by the Title Company to issue the aforesaid policy of title insurance, together with any necessary transfer declarations;
(l) Seller shall have delivered original title certificates for all titled vehicles or trailers, along with assignments thereof in form satisfactory to Buyer; and
(m) Seller shall have delivered a statement certifying that the seller of the Purchased Assets (for federal income tax purposes) is not a foreign person in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2).
(n) (a) Seller shall have delivered to Buyer written evidence reasonably acceptable to Buyer that the operation of the Transferred Real Property as currently operated is permitted under the applicable zoning requirements or (b) (i) Buyer and Seller shall have hired local zoning counsel reasonably acceptable to them both, (ii) such counsel shall be pursuing a conditional use permit or other similar rights necessary for the operation after the Closing of the Transferred Real Property as it is currently operated, and (iii) such counsel shall have informed Buyer and Seller that it is reasonable to believe that such permit or similar rights will be granted.
(o) Seller shall (a) have obtained the title coverage contemplated in Section 10.18, or (b) have delivered to Buyer an estoppel, in form and substance reasonably acceptable to Buyer, stating that (i) the conditions set forth in the Special Use Restrictions have been satisfied and that there is no right to repurchase thereunder, and (ii) no event has occurred and no condition exists which, with the giving of notice or the passage of time or both, would constitute a default with respect to the Transferred Real Property under the Special Use Restrictions.
(p) Seller shall have delivered to Buyer an estoppel, in form and substance reasonably acceptable to Buyer, ensuring (a) that the Transferred Real Property as currently used is in compliance with the Declaration of Covenants, Conditions and Restrictions dated November 7, 1983, filed as Instrument No. 179527 in Volume 504, Page 304 in the Official Records of San Benito County, California, and Declaration of Covenants, Conditions and Restrictions dated September 8, 1995, filed as Instrument No. 9507728 in the Official Records of San Benito County, California (collectively, the “Hollister Business Park Restrictions”), and (b) that no event has occurred and no condition exists which, with the giving of notice or the passage of time or both, would constitute a default with respect to the Transferred Real Property under the Hollister Business Park Restrictions.
5.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Seller:
(a) Each of the representations and warranties of Buyer contained in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of Buyer to be performed as of or prior to the Closing shall have been duly performed in all material respects, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement;
(b) Buyer shall have delivered to Seller a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in Section 5.1, as they relate to Buyer, and Section 5.3(a) have been fulfilled;
(c) Buyer shall have delivered a copy of (i) the Bill of Sale, (ii) the IP Agreement, (iii) the Transition Services Agreement, (iv) the Supply Agreement; (v) the Non-Competition Agreement, and (vi) the Manufacturing Agreement, in each case duly executed by Buyer;

(d) Buyer shall have delivered evidence reasonably satisfactory to Seller that immediately after the Closing each Transferred Employee with a Hire Date that is 12:01 a.m. Eastern Time on the Closing Date (and his or her eligible dependents, as applicable) will be eligible to participate in and accrue benefits under Buyer’s employee plans that apply to such Transferred Employee; and
(e) Buyer shall have executed and delivered such affidavits and other documents reasonably required by the Title Company to issue the policy of title insurance specified in Section 5.2(k), together with any necessary transfer declarations.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as of the date hereof as follows:
6.1 Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Seller has full power and authority to execute and deliver this Agreement and the Seller Documents to which it is a party and to perform its obligations hereunder and thereunder.
6.2 Authorization; No Breach.
(a) The execution and delivery of this Agreement and the Seller Documents by Seller, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.
(b) Subject to receipt of the consents listed in Schedule 6.2(b), none of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, result in any violation or breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Liens (other than Permitted Encumbrances) upon any of the Purchased Assets under any provision of (i) the organizational documents of Seller; (ii) any contract or Permit to which Seller or any Affiliate transferring Purchased Assets hereunder is a party or by which any of the properties or assets of Seller are bound; (iii) any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority (“Order”) applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable federal, state or local law (including common law), statute, code, ordinance, rule, regulation, or Order (“Law”).
(c) Except as set forth on Schedule 6.2(c), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby and thereby.
6.3 Internal Financial Reports. Attached hereto as Schedule 6.3 are copies of the Internal Financial Reports for the period ended December 31, 2009. Such Internal Financial Reports are accurate and complete, fairly represent the results of operations and are maintained in all material respects in accordance with good accounting practices consistently applied.
6.4 Absence of Undisclosed Liabilities. Seller has no material liability relating to the Business other than those: (a) that have arisen after December 31, 2009 in the Ordinary Course of Business (none of which would reasonably be expected to have a Material Adverse Effect); (b) that are liabilities constituting Excluded Liabilities; (c) those liabilities set forth in Schedule 6.4; or (d) that are reflected in the Internal Financial Reports.
6.5 No Material Adverse Change. Except as otherwise disclosed to Buyer by Seller prior to the date hereof or as set forth in Schedule 6.5, since December 31, 2009, (i) Seller has conducted the Business only in the Ordinary Course of Business, (ii) there has not occurred any event, including any event pertaining to Environmental Law or Hazardous Substances at the Transferred Real Property, that has had a Material Adverse Effect, and (iii) Seller has not taken any action that would be prohibited by Section 10.2 if proposed to be taken by Seller after the date of this Agreement.
6.6 Assets. Seller or its Affiliates has good title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens, except for Permitted Encumbrances. Except as set forth on Schedule 6.6 and other than the Excluded Assets, the Purchased Assets constitute all properties, rights, and assets presently utilized by Seller or its Affiliates in the conduct of the Business as presently conducted and constitute all of the assets necessary to operate the Business as presently conducted. The Purchased Assets are, to the extent applicable, in satisfactory operating condition and repair (with the exception of normal wear and tear) and, other than minor defects that do not interfere with the intended use thereof or adversely affect the resale value thereof, are fit for use in the Ordinary Course of Business of Seller.
6.7 Real Property.
(a) With respect to each parcel of real property used in the Business other than the Bay Point Property and warehouse space leased from third parties (“Real Property”), except as set forth on Schedule 6.7:
(i) Seller or its Affiliates has good, and marketable fee simple title, free and clear of all Liens and Encumbrances, except for Permitted Encumbrances;

(ii) the activities conducted in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on, at or beneath, the Real Property, and the buildings, plants, facilities, installations, fixtures and other structures or improvements, are not in violation of any zoning regulations or ordinances or any other similar law or any Permitted Encumbrances;
(iii) Neither Seller nor any of its Affiliates has leased or otherwise granted any Person the right to use or occupy such Real Property;
(iv) Neither Seller nor any of its Affiliates has assigned, mortgaged, pledged, or otherwise transferred or encumbered (except for Permitted Encumbrances) any of the Real Property;
(v) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Real Property or any portion thereof or interest therein;
(vi) there are no unwritten agreements affecting or concerning the Real Property; and
(vii) there is no party in possession of any parcel of Real Property, except Seller or its Affiliates.
(b) The Real Property, together with portions of the Bay Point Property and certain warehouse space leased from third parties, constitutes all interests in real property currently used, occupied or currently held for use in connection with the Business. Neither Seller nor any of its Affiliates has received any notice from any insurance company that has issued a policy with respect to any Real Property requiring performance of any structural or other repairs or alterations to such Real Property or any fixtures, machinery, or equipment related thereto.
(c) Except as set forth on Schedule 6.7, neither Seller nor any of its Affiliates has received any written notice from any Governmental Authority, nor has any Knowledge, of any pending or threatened change to any official plan, zoning ordinance or other land use control that could materially adversely affect any Real Property or the Business or that would limit the ability to use any Real Property in a manner consistent with its current use.
(d) Each parcel of Real Property abuts on and has adequate, direct vehicular access to a public road or has adequate access to a public road via a permanent, irrevocable, appurtenant easement benefiting such land and comprising a part of the Real Property. Each parcel of Real Property is supplied with public or quasi-public utilities and other services appropriate and sufficient for the operation of the Business as presently conducted. To the Knowledge of Seller, there is no existing or proposed plan to modify or realign any street or highway that would prevent or hinder the continued use of, or exercise of Seller’s or any of its Affiliates’ rights, under the Real Property as heretofore used or exercised in the conduct of the Business as presently conducted. To the Knowledge of Seller, no part of any building, structure, fixtures or other improvements or equipment on the Real Property encroaches in any material respect on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property in any material respect.
(e) Schedule 6.7 contains a complete and accurate list and legal description of all of the Real Property. Except as set forth on Schedule 6.7, with respect to the Real Property:
(i) there is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of Seller, threatened, affecting any parcel of Real Property or any portion thereof or interest therein;
(ii) there is no injunction, decree, order, writ or judgment outstanding or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of Seller, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof;
(iii) all Permits (collectively, the “Real Property Permits”) of all Governmental Authorities having jurisdiction over the Real Property that are required to use or occupy the Real Property or operate the Business as currently conducted have been issued and are in full force and effect;
(iv) Seller and its Affiliates are in compliance in all material respects with the terms and conditions of the Real Property Permits; and
(v) There exists no default or event of default (or any event that with notice or lapse of time or both would become a default) on the part of Seller or any of its Affiliates or, to Seller’s Knowledge, the other party under any material agreement affecting any portion of the Real Property. Neither Seller nor any of its Affiliates has received any notice of any default under any such agreement that has not been cured or any other termination notice with respect thereto.
6.8 Tax Matters. Except as provided on Schedule 6.8:
(a) All Taxes which are due and payable and the non-payment of which would give rise to a Lien on the Purchased Assets have been duly and timely paid.
(b) All Tax Returns for Taxes the non-payment of which would give rise to a Lien on the Purchased Assets have been duly and timely filed, except for those Tax Returns for which the time for filing thereof has been validly extended.
(c) No Tax Return of Seller is currently being audited by any Governmental Authority with respect to Taxes, the non-payment of which would give rise to a Lien on the Purchased Assets.
6.9 Material Contracts.
(a) Except as provided on Schedule 6.9, the Purchased Assets do not include any:

(i) contract with any current or former officer, director, equity holder, manager, member or Affiliate of Seller, other than employment or service contracts that can be terminated with a notice period of 30 days or less without cost or penalty, or any employment contract with a Covered Employee other than the Collective Bargaining Agreement;
(ii) contract with any labor union or association representing any employee of Seller;
(iii) contract for the sale of any assets used in the Business other than in the Ordinary Course of Business;
(iv) contract for any joint venture, strategic alliance, partnership, or sharing of profits;
(v) contract containing covenants of Seller not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with Seller in any line of business or in any geographical area or not to solicit or hire any employee of Seller with respect to employment;
(vi) contract relating to the acquisition (by merger, purchase of equity or assets or otherwise) by Seller of any operating business or material assets or the capital stock of any other Person;
(vii) other than purchase money security interests entered into in the Ordinary Course of Business, contract relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien (other than Permitted Encumbrances) on any of the Purchased Assets, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;
(viii) contract providing for severance, retention, change in control or other similar payments;
(ix) contract for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $150,000 other than employment or service contracts that can be terminated with a notice period of 30 days or less without cost or penalty;
(x) management contract and contract with an independent contractor or consultant (or similar arrangements), that are not cancelable without penalty or further payment and without more than 30 days’ notice;
(xi) outstanding contract of guaranty, surety or indemnification, direct or indirect, by Seller; arising under any contract, purchase order, agreement or instrument described in Section 6.9(a)(xii)

(xii) contract, purchase order, agreement or instrument relating to the Business, the performance of which involves consideration that in the aggregate exceeds $100,000;
(xiii) assignment, license, indemnification, contract or agreement with respect to any material Intellectual Property rights that will be transferred to Buyer hereunder;
(xiv) contract, agreement or instrument under which Seller is lessee or lessor of any Real Property or any personal property;
(xv) material contract, agreement or instrument relating to the Business with a sales representative, manufacturer’s representative, promoter, sponsor, distributor, dealer, broker, sales agency, advertising agency or any other Person engaged in sales, distributing or promotional activities to act on behalf of Seller or for Seller to act of behalf of such person; or
(xvi) contract or agreement to enter into any of the foregoing.
(b) All of the material contracts, agreements and instruments set forth on Schedule 6.9 are in full force and effect, are valid and binding on Seller or the Affiliate of Seller party thereto and, to the Knowledge of Seller, the other Person(s) party thereto. Neither Seller nor any Affiliate party thereto is in default under, in breach of, or in receipt of any written claim of default or breach under, any such material contract, agreement or instrument. No event has occurred which, with the passage of time or the giving of notice or both, would result in a default, breach or event of noncompliance by Seller or any Affiliate party thereto under any such material contract, agreement or instrument. Neither Seller nor any Affiliate party thereto has received any written notice of cancellation or non-renewal of any such material contract, agreement, arrangement or instrument.
(c) Seller has provided Buyer access to a true, accurate and complete copy of each of the written contracts, agreements and instruments set forth on Schedule 6.9, together with all amendments, waivers, modifications, extensions or other changes thereto.
6.10 Intellectual Property.
(a) Schedule 6.10(a) sets forth an accurate and complete list of all Scheduled Intellectual Property, including the record owner of each such item of Scheduled Intellectual Property and other identifying information. Seller or one of its Affiliates is the sole and exclusive owner of all right, title and interest in and to all of the Scheduled Intellectual Property listed or required to be listed on Schedule 6.10(a), free and clear of all Liens.
(b) Seller or one of its Affiliates either exclusively owns all right, title and interest in and to all material Purchased Intellectual Property (other than Seller Intellectual Property), or has a valid and continuing right or license to use and commercially exploit such material Purchased Intellectual Property as the same is used and commercially exploited by Seller in the Business as presently conducted. Except as set forth on Schedule 6.10(b), Seller or one of its Affiliates has the right to transfer each item or license of the Purchased Intellectual

Property to Purchaser free of all restriction (including Liens, other than Permitted Liens). The Purchased Intellectual Property includes all of the material Intellectual Property (free and clear of all Liens, other than Permitted Liens) necessary and sufficient to conduct the Business in the manner in which it is currently being conducted. The Scheduled Intellectual Property is, to the Knowledge of Seller, not invalid or unenforceable.
(c) Except as would not reasonably be expected to be material to the Business, all necessary registration, maintenance, renewal and other relevant fees in connection with any Scheduled Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Scheduled Intellectual Property have been timely filed, with the relevant Governmental Authorities and Internet domain name registrars in the U.S. or foreign jurisdictions, as the case may be, for the purpose of maintaining such Scheduled Intellectual Property and all issuances, registrations and applications therefor.
(d) Seller has taken reasonable measures to protect the confidentiality of all trade secrets and confidential and proprietary information included in the Purchased Intellectual Property (including but not limited to the Trade Secrets) from which Seller derives independent economic value by virtue of their not being generally known and that are material to the conduct of the Business as currently conducted. To the Knowledge of Seller, no Trade Secret has been disclosed to any third party except either: (i) under a written confidentiality agreement or provision; or (ii) in the Ordinary Course of Business.
(e) Seller has not received any written charge, complaint, claim, demand or notice during the past three (3) years (i) of any infringement, misappropriation, violation or other conflict by Seller of or with any Intellectual Property of any other Person or (ii) that any other Person is claiming any ownership of or right to use, or challenging the validity or enforceability of, any Purchased Intellectual Property. Seller has not received any written notice or other written communication during the past three (3) years that any Purchased Intellectual Property is subject to, and, to the Knowledge of Seller, the Purchased Intellectual Property is not subject to, any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority adversely affecting the rights of Seller with respect thereto (other than office actions from the United States Patent & Trademark Office or foreign patent and trademark offices). To the Knowledge of Seller as of the date hereof, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon, misappropriating, contesting, or otherwise violating (or has infringed, misappropriated or otherwise violated) any Purchased Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to be material to Seller, taken as a whole. To the Knowledge of Seller as of the date hereof, Seller, the Purchased Intellectual Property (and the use, practice or exploitation thereof), the products and services of the Business (and the making, using, selling, offering to sell, import, export, practicing or other exploitation thereof), and the operation of the Business is not infringing, misappropriating, or otherwise violating any Intellectual Property of any Person, except as would not reasonably be expected to be material to the Business.
6.11 Litigation. Except as set forth on Schedule 6.11 and except for proceedings giving rise solely to liabilities constituting Excluded Liabilities and liabilities arising under Environmental Laws (which are the subject of Section 6.14), there are no material actions, suits, proceedings, orders, writs, injunctions, judgments or decrees, at law or in equity, or before or by any Person pending or, to the Knowledge of Seller, threatened against Seller. Seller is not subject to any grievance or arbitration proceedings under collective bargaining agreements or otherwise. To the Knowledge of Seller, Seller is not subject to any proceedings, investigations or inquiries before or by any Governmental Authority that would have a Material Adverse Effect and, to the Knowledge of Seller, there is no basis for any of the foregoing.
6.12 Employees; Employee Benefit Plans; ERISA and Labor.
(a) With respect to the Covered Employees, Seller is in compliance in all material respects with all Employment Related Laws and Obligations, and all requirements arising out of, or concerning the employer/employee relationship related to Covered Employees. Additionally, except as set forth on Schedule 6.12, in connection with the Business, to the Knowledge of Seller, there are no threatened or pending charges, complaints, demands, lawsuits, petitions or investigations being conducted of Seller concerning or relating to any alleged violations or failure to comply with any Employment Related Laws and Obligations.
(b) Except as set forth on Schedule 6.12, Seller is not a party to or bound by any collective bargaining agreement or other labor union contract covering any of the Covered Employees, and no collective bargaining agreement covering any of the Covered Employees is being negotiated by Seller. There is no pending demand for recognition or any other request or demand from a labor union or other organization for representative status with respect to any Covered Employees and to Seller’s Knowledge, there are no activities or proceedings of any labor union or other organization to organize the Covered Employees. There is no labor dispute, strike or group work stoppage against Seller pending or to Seller’s Knowledge threatened that would materially interfere with the Business. To Seller’s Knowledge, Seller has not been found by the National Labor Relations Board, the Equal Employment Opportunity Commission, Office of Federal Contract Compliance Programs, United States Department of Labor, or any state or local agency including, but not limited to, the California Industrial Welfare Commission (collectively, the “Labor Commissions”) or any comparable Governmental Authority in the past two (2) years to have committed an unfair labor practice or to have materially violated any Employment Related Laws and Obligations with respect to the Covered Employees.
(c) Schedule 6.12 sets forth an accurate and complete list of each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program, agreement or arrangement providing compensation or benefits to the Covered Employees (including any bonus plan, incentive, stock option, restricted stock, stock-based compensation plan, cafeteria, life, disability, retirement, severance, sick leave, employee health or other welfare benefit plan or arrangement), that is maintained, sponsored or contributed to by Seller. Each such item listed on Schedule 6.12 is referred to herein as a “Plan.” Seller has made all contributions, premiums or payments required to be made with respect to any of the Plans.
(d) Except as set forth on Schedule 6.12, with respect to any of the Covered Employees, Seller does not sponsor, maintain, contribute to, have any obligation to contribute to, or have any liability under or with respect to (i) any Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or (ii) any Plan that promises or provides retiree medical or other retiree welfare benefits to any Covered Employees (or their spouses or dependents), except as required by applicable law.
(e) Each of the Plans which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code or is entitled to rely upon an opinion or notification letter issued to the sponsor of an IRS approved master and prototype or volume submitter plan document. Each trust established in connection with any Plan is intended to be exempt from federal income taxation under Section 501(a) of the Code and, to the Knowledge of Seller, nothing has occurred since the date of such determination or application, respectively, that would reasonably be expected to materially adversely affect the qualified status of any such Plan or the exempt status of any such trust.
(f) Seller has made available to Buyer true and complete copies of all material documents pursuant to which each of the Plans are maintained, funded and administered and the most recent summary plan descriptions, if any, for each of the Plans.
6.13 Compliance with Laws; Licenses. Except with respect to matters set forth on Schedule 6.13, Seller is in compliance in all material respects with all Laws applicable to its operations or the Purchased Assets or the Business. Seller has not received any written notice that it is in violation of any Laws. To the Knowledge of Seller, Seller is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which would reasonably be expected to form the basis for any such violation. Seller has not violated any Law concerning the export or re-export of any products or services or the prohibited boycott of any country. Schedule 6.13 contains a list of all Permits required for the operation of the Business as presently conducted (“Seller Permits”), other than those the failure of which to possess would not have a Material Adverse Effect. Seller is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit and, to the Knowledge of Seller, there are no facts or circumstances which would reasonably be expected to form the basis for any such default or violation.
6.14 Environmental Matters . Notwithstanding any other provision in Article VI, Section 6.5, this Section 6.14 and Section 6.23 contain Seller’s sole representations and warranties regarding matters arising under Environmental Laws and Environmental Permits and with respect to Hazardous Substances. Except as provided on Schedule 6.14:
(a) With respect to the Business and the Purchased Assets: (i) Seller and its Affiliates are in material compliance with applicable Environmental Laws and Environmental Permits; (ii) Neither Seller nor any of its Affiliates has received any communication of any actual or potential violation of Environmental Law or Environmental Permit or of any actual or threatened obligation or liability under Environmental Law; (iii) Schedule 6.14(a) is a list of all material Environmental Permits required under Environmental Law to own and operate the Business as it is currently conducted; (iv) such Environmental Permits are valid and in full force and effect; (v) no proceeding is pending or, to Seller’s Knowledge, threatened to revoke or modify such Environmental Permits; and (vi) Seller or its Affiliates has applied for the renewal of all such Environmental Permits, as required, such that such Environmental Permits remain in full force and effect during the pendency of the application.
(b) Neither Seller nor any of its Affiliates has assumed, or otherwise become subject to, any material liability, including any obligation for corrective action or Remediation, of any other Person relating to Environmental Laws or Environmental Permits in connection with the Business conducted at the Transferred Real Property.
(c) Neither Seller nor any of its Affiliates is the subject of any actions, suits, proceedings, orders, writs, injunctions, judgments, decrees, investigations or claims, at law or in equity, pending or, to the Knowledge of Seller, threatened with respect to any violation of any Environmental Law or Environmental Permit in respect of the Purchased Assets, or with respect to any liability or obligation under Environmental Law or related to Hazardous Substances.
(d) (i) Except for Hazardous Substances identified on Schedule 6.14(d) and the presence of Hazardous Substances contained within process vessels as of the date hereof, there are no Hazardous Substances present on, at, under or about the Transferred Real Property that are reasonably likely to require Remediation under Environmental Law and (ii) except for Releases of Hazardous Substances identified on Schedule 6.14(d), there has been no Release or threatened Release within the past three (3) years of any Hazardous Substances at, to or from the Transferred Real Property above a Reportable Quantity.
(e) Hazardous Substances generated at the Transferred Real Property or by the Business conducted at the Hollister Property have been transported, stored, recycled or disposed off-site in a manner that would not reasonably be likely to give rise to liabilities under Environmental Law.
(f) With respect to the Business conducted at the Transferred Real Property, Seller has delivered or made available to Buyer true and complete copies and results of any material reports, studies, analysis, tests, or monitoring possessed or initiated pertaining to (i) the investigation and remediation of Hazardous Substances since January 1, 2002, (ii) compliance with Environmental Laws for the past five (5) years, and (iii) Environmental Permits or any reports required to be made or data required to be maintained under such Environmental Permits for the past five (5) years.
6.15 Insurance. The insurance policies maintained by Seller with respect to the Business are set forth on Schedule 6.15, together with the premiums, coverage amounts and deductibles associated with such policies. Except as set forth on Schedule 6.15, to the Knowledge of Seller, the Business and Purchased Assets are covered by insurance that is sufficient for material compliance with: (x) all requirements of Law for the risks of insured and (y) all contracts, agreements, arrangements and instruments to which Seller is a party and that relate to the Purchased Assets or the Business. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy with respect to the Business has been cancelled without Seller’s consent within the last two years and, to the Knowledge of Seller, no threat has been made to cancel any such insurance policy during such period.

6.16 Related Party Transactions. No employee, officer, director, manager, equity holder, partner or member of Seller, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to Seller with respect to the Business nor does Seller, with respect to the Business, owe any amount to, or has Seller, with respect to the Business, committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any written business arrangement with Seller with respect to the Business, or (iii) owns any property or right, tangible or intangible, that is used by Seller in connection with the Business.
6.17 Certain Payments . Neither Seller nor, to the Knowledge of Seller, any director, officer, employee, or other Person acting on behalf of any of them, has directly or indirectly made any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business for Seller, (b) to pay for favorable treatment for business secured by Seller, (c) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (d) in violation of any Law, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended.
6.18 Customers. Set forth on Schedule 6.18 are the ten (10) largest customers of the Business by dollar volume, during the period beginning January 1, 2009 and ending on December 31, 2009, and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such period. Except as set forth on Schedule 6.18, (i) Seller is not engaged in any material dispute with any customer set forth on Schedule 6.18, (ii) no customer set forth on Schedule 6.18 has notified Seller in writing that it intends to qualify a competitor’s product, or that it intends to terminate any of its facilities or that a higher quality specification is required and (iii) Seller has no Knowledge of any facts on which it would be reasonable to conclude that any customer of the Business intends to terminate or reduce its business relations with the Business after the Closing, except in the case of (iii) above where such termination or reduction would not reasonably be expected to have a Material Adverse Effect.
6.19 Suppliers. Set forth on Schedule 6.19 are the ten (10) largest vendors of the Business by dollar volume, during the period beginning January 1, 2009 and ending on December 31, 2009. Except as set forth on Schedule 6.19, (i) Seller is not engaged in any material dispute with any vendor listed on Schedule 6.19, (ii) no vendor listed on Schedule 6.19 has informed Seller that it intends to terminate or reduce its business relations with the Business and (iii) Seller has no Knowledge of any facts on which it would be reasonable to conclude that any vendor of the Business intends to terminate or materially reduce its business relations with the Business after the Closing, except, in the case of each of (ii) and (iii) above, where such termination or reduction would not reasonably be expected to have a Material Adverse Effect.
6.20 Inventory. The Inventory consists of items that conform in all material respects with the applicable specifications of the Company and are usable and salable in the Ordinary Course of Business. The portion of the Inventory consisting of raw materials and work in progress is of a quality useable in the production of finished products in the Ordinary Course of Business. The portion of the Inventory consisting of finished products is saleable in the Ordinary

Course of Business at normal prices, or, to the extent not so saleable, is reusable as raw material inventory and valued as such. The current level of Inventory is reasonable, having regard to current and anticipated demand for product. A description of any consigned Inventory and the terms and conditions under which it is held are set forth on Schedule 6.20.
6.21 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.
6.22 Bulk Sales. The transactions contemplated by this Agreement do not require the parties to give notice to creditors of the Seller pursuant to California’s Bulk Sales law.
6.23 Natural Hazard Area Disclosures. As used herein, the term “Natural Hazard Area” shall mean those areas identified as natural hazard areas or natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4 and 51183.5, and California Public Resources Code Sections 2621.9, 2694 and 4136, and any successor Applicable Laws (the “Hazards Act”). Buyer and Seller acknowledge that, pursuant to the Hazards Act, Seller is required to disclose if any portion of the Transferred Real Property lies within the following Natural Hazard Areas: (i) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 902.17[1]); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a very high fire hazard severity zone (California Government Code Section 51183.5); (iv) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (v) an earthquake fault or special studies zone (Public Resources Code Section 2621 et. seq.) or (vi) a seismic hazard zone (Public Resources Code Section 2694). Seller has employed the services of ARCADIS, an independent, appropriately qualified expert (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by Governmental Entities for the purposes of enabling Seller to fulfill its disclosure obligations with respect to the natural hazards referred to in California Civil Code Section 1103 and to report the results of its examination to Buyers and Seller in writing. The Parties stipulate and agree that the written report prepared by the Natural Hazard Expert, a copy of which is attached to Schedule 6.23, regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the date hereof as follows:
7.1 Organization and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all power and authority necessary to execute and deliver this Agreement and under the Buyer Documents and to perform its obligations hereunder and thereunder.
7.2 Authorization; No Breach.
(a) The execution and delivery of this Agreement and the Buyer Documents by Buyer, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by Buyer. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes, and each of the Buyer Documents when so executed and delivered will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.
(b) None of the execution and delivery by Buyer of this Agreement or the Buyer Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Buyer with any of the provisions hereof or thereof will materially conflict with, or result in any material violation or breach of (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Liens (other than Permitted Encumbrances) upon any of the properties or assets of Buyer under any provision of (i) the organizational documents of Buyer; (ii) any contract or Permit to which Buyer is a party or by which any of the properties or assets of Buyer are bound; (iii) any Order applicable to Buyer or by which any of the properties or assets of Buyer are bound; or (iv) any applicable Law.
(c) Except as set forth on Schedule 7.2, no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents, the compliance by Buyer with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby and thereby.
7.3 Litigation. There are no material actions, suits, proceedings, orders, writs, injunctions, judgments, or decrees, at law or in equity, or before or by any Person pending or, to the knowledge of Buyer, threatened against Buyer which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Buyer which could reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement, and to the knowledge of Buyer, there is no basis for any of the foregoing.
7.4 Governmental Consents. No Permit, consent, approval or authorization of, or declaration to, or filing with, any Governmental Authority is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except where the failure to obtain such Permit, consent, approval, or authorization would not reasonably be expected to result in a material adverse effect on Buyer or on its ability to consummate the transactions contemplated hereby in a timely manner.
7.5 Financial Ability. Buyer has the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Purchase Price at Closing.
7.6 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.
7.7 Buyer Acknowledgement. Buyer acknowledges that neither Seller nor any of its officers, directors, managers, agents, or advisors makes or has made any representation or warranty, either express or implied, other than those representations and warranties expressly set forth in Article VI of this Agreement.
ARTICLE VIII
INDEMNIFICATION; SURVIVAL
8.1 Indemnification by Seller. Seller agrees to and shall indemnify the Buyer Parties and hold each of them harmless against any Losses which the Buyer Parties may suffer, sustain or become subject to, as a result of: (a) any breach by Seller of any representation or warranty made by Seller in this Agreement; (b) any breach of any covenant or agreement made by Seller in this Agreement; or (c) any Excluded Liability; provided, that Seller shall not have any liability under Section 8.1(a) or Section 8.1(b) (other than with respect to fraud by Seller) unless the aggregate amount of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $200,000 (the “Threshold Amount”), at which time Seller shall be liable for all such Losses in excess of the Threshold Amount; provided, further, that the aggregate amount that the Buyer Parties shall be entitled to under Section 8.1(a) and Section 8.1(b) shall not exceed $6,000,000 (the “Cap”) (provided, however, that neither the Threshold Amount or the Cap shall be applicable (i) in the case of fraud by Seller or (ii) with respect to any Excluded Liability. For the avoidance of doubt, in the event that (i) Seller is required to indemnify any Buyer Party due to a breach of Section 6.14 with respect to the Transferred Real Property, (ii) Remediation is required to correct the condition giving rise to such breach, and (iii) Seller, either itself or through a third party, undertakes all or some portion of such Remediation, then any amounts paid or costs incurred by Seller in connection with such Remediation shall be considered in determining whether the Threshold Amount or the Cap have been reached with respect to Seller’s obligations under this Section 8.1. Additionally, Seller shall have no responsibility for the conduct or cost of any Remediation required as a result of Buyer’s use of the Hollister Property for any purpose other than as a chemical manufacturing or chemical warehousing facility after the Closing Date.
8.2 Indemnification by Buyer. Buyer agrees to and shall indemnify the Seller Parties and hold each of them harmless against any Losses which the Seller Parties may suffer, sustain or become subject to, as the result of: (a) any breach by Buyer of any representation or warranty made by Buyer in this Agreement; (b) any breach of any covenant or agreement made by Buyer in this Agreement; or (c) any Assumed Liability; provided, that Buyer shall not have any liability under Section 8.2(a) or Section 8.2(b) (other than with respect to fraud by Buyer) unless the aggregate amount of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to the Threshold Amount, at which time Buyer shall be liable for all such Losses in excess of the Threshold Amount; provided, further, that the aggregate amount that the Seller Parties shall be entitled to under this Article VIII shall not exceed the Cap (provided, however, that this limitation shall not be applicable (i) in the case of fraud by Buyer or (ii) with respect to the Assumed Liabilities).
8.3 Manner of Payment. Except as otherwise provided herein, any indemnification pursuant to this Article VIII shall be effected by wire transfer of immediately available funds to an account designated by the applicable recipient, within ten (10) days after the final determination thereof.
8.4 Defense of Third-Party Claims.
(a) Any Person making a claim for indemnification under this Article VIII (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been prejudiced thereby. The parties will fully cooperate in any such action, and shall make available to each other any books, records or personnel useful for the defense of any such proceeding. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof. The Indemnitee shall be entitled to participate in the defense of such claim and to employ at its own expense counsel of its choice for such purpose.
(b) The Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (i) the claim for indemnification is based on any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnitee; or (iii) the Indemnitee reasonably believes at any time that the Loss relating to the claim could exceed 200% of the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of Article VIII.
(c) If the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned, or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, (i) pursuant to or as a result of such settlement or cessation, injunctive or other adverse equitable relief will be imposed against the Indemnitee, (ii) such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, or (iii) such settlement includes any admission of wrongdoing or attributes liability to the Indemnitee.
(d) In any instances in which Indemnitee controls the defense of a claim, the Indemnitee shall obtain the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed) before entering into any settlement that would implicate any of the indemnification provisions hereof.
8.5 Additional Indemnification Procedures. Promptly following becoming aware of any indemnifiable Loss other than with respect to a third-party claim, any Indemnitee shall notify an Indemnitor in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof and attach thereto all supporting documents, calculations, correspondence and other documents related to each item of Loss set forth in such notice; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been prejudiced thereby.
8.6 Survival of Representations and Warranties. The representations, warranties and covenants in this Agreement shall survive the Closing as follows:
(a) the representations and warranties in Section 6.2 (Authorization), Section 6.6 (Assets), and Section 7.2(a) (Authorization) shall terminate on the second anniversary of the Closing Date;
(b) the representations and warranties in Section 6.8 (Tax Matters) shall terminate when the applicable statute of limitation with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus thirty (30) days;
(c) the representations and warranties in Section 6.14 (Environmental Matters) (other than Section 6.14(d)(i), which are the subject of Section 8.6(d)) shall terminate on the third anniversary of the Closing Date;
(d) the representations and warranties in Section 6.14(d)(i) (Environmental Matters) shall terminate on the fifth anniversary of the Closing Date;
(e) all other representations and warranties in this Agreement and the Schedules and Exhibits attached hereto (other than the Seller Documents or the Buyer Documents, which shall survive in accordance with their respective terms) shall terminate on the first anniversary of the Closing Date;
(f) the parties’ respective obligations to perform covenants in this Agreement that by their terms are to be fully performed on or prior to the Closing shall not survive, and shall terminate as of the Closing, and the right to indemnification in respect of any breach thereof (other than claims then pending) shall terminate upon the first Anniversary of the Closing Date; and
(g) all covenants in this Agreement that by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms; provided, that the covenants of Seller under Section 8.1(c)

and Buyer under Section 8.2(c) with respect to any claim for indemnity regarding which the Indemnitor receives notice pursuant to Section 8.4(a) or 8.5, as applicable, within thirty (30) days following expiration of the applicable survival period set forth in this Section 8.6, shall survive indefinitely.
8.7 Further Limitations.
(a) After the Closing has occurred, the right to indemnification under this Article VIII shall be the exclusive remedy of each party hereto (other than for fraud or the ability to obtain specific performance and except as provided in the Transition Services Agreement, Non-Competition Agreement, Manufacturing Agreement, or Supply Agreement) in connection with any matter hereunder, including without limitation (i) any breach by the other party of its representations, warranties, or covenants in this Agreement or (ii) (in the case of claims by Buyer) any Excluded Liabilities and (in the case of claims by Seller) any Assumed Liabilities. FOR THE AVOIDANCE OF DOUBT, THE RIGHT TO INDEMNIFICATION UNDER THIS ARTICLE VIII SHALL BE THE EXCLUSIVE REMEDY (OTHER THAN FOR FRAUD OR THE ABILITY TO OBTAIN SPECIFIC PERFORMANCE AS SET FORTH IN SECTION 10.4 AND EXCEPT AS PROVIDED IN THE TRANSITION SERVICES AGREEMENT, NON-COMPETITION AGREEMENT, MANUFACTURING AGREEMENT OR SUPPLY AGREEMENT), WHETHER UNDER THIS AGREEMENT OR OTHERWISE, FOR EITHER PARTY AGAINST THE OTHER PARTY WITH RESPECT TO ANY AND ALL LOSSES INCURRED REGARDING, OR CLAIMS RELATING TO OR ARISING FROM, ENVIRONMENTAL LAW (INCLUDING, WITHOUT LIMITATION, THOSE RELATED TO (A) REMEDIATION, (B) THE ENVIRONMENTAL CONDITION OF THE HOLLISTER PROPERTY, AND (C) THE RELEASE OF HAZARDOUS MATERIALS OR VIOLATIONS OF ENVIRONMENTAL LAW AS A RESULT OF THE CONDUCT OF BUSINESS OR OPERATIONS OF SELLER, BUYER OR ANY OF THEIR PREDECESSORS OR SUCCESSORS), AND THE PARTIES HEREBY EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO SEEK ANY OTHER FORM OF RECOURSE AGAINST EACH OTHER WITH RESPECT TO ENVIRONMENTAL LAW, WHETHER CONTRACTUAL, AT LAW OR IN EQUITY (OTHER THAN FOR SPECIFIC PERFORMANCE AS SET FORTH IN SECTION 10.4), INCLUDING, BUT NOT LIMITED TO, COMMON LAW AND STATUTORY REMEDIES (INCLUDING, BUT NOT LIMITED TO, REMEDIES UNDER CERCLA, RCRA AND ANY OTHER ENVIRONMENTAL LAW). TO THE EXTENT THAT THIS SECTION 8.7 IS FOUND TO BE IN CONFLICT WITH OR INCONSISTENT WITH ANY OTHER PROVISION OF THIS AGREEMENT, THE PROVISIONS OF THIS SECTION 8.7 SHALL CONTROL.
(b) Nothing in this Agreement shall limit, compromise or preclude any claims that either party may have under statutory or common law, by contract or otherwise, against third parties with respect to the Hollister Property and this Agreement shall not be construed as a waiver or release of any such claims by a party hereto.
(c) Neither Buyer nor Seller may claim against the other party costs associated with Remediation by such party in excess of the reasonable, least costly amounts required by DTSC or other applicable Governmental Authority to meet the enforceable limits and standards of Environmental Law for a property used for industrial purposes.

(d) Each party hereto agrees to take, and to cause its Affiliates to take, all reasonable steps that do not require the expenditure of out-of-pocket funds (unless such amounts will be indemnified hereunder) or otherwise do not materially adversely affect such party or its Affiliates, to mitigate any Losses incurred or to be incurred by such party or its Affiliates upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses; provided, however, Indemnitee shall not be required to pursue a claim against a third party or under an insurance policy to mitigate a Loss.
(e) Notwithstanding any of the foregoing, all payments to each Indemnitee pursuant to this Article VIII shall be reduced or reimbursed by the amount of (i) any recovery actually received by counterclaim or otherwise from any third party based on any claim that the Indemnitee has against any third party that reduces the Losses that would otherwise be sustained, and (ii) any proceeds actually received of any claims under any insurance policy received by the Indemnitee that reduces the Losses that would otherwise be sustained. Nothing in this Section 8.7(e) is intended to delay payment by Indemnitor until claims with third parties or insurance companies are resolved.
ARTICLE IX
EMPLOYEE MATTERS
9.1 Employment.
(a) Schedule 1.1(a) contains the names of all Covered Employees as of the date of this Agreement. Seller shall deliver to Buyer an updated Schedule 1.1(a) at least fifteen (15) days prior to Closing. Seller shall provide Buyer the following information with respect to each Covered Employee (which information shall be updated at least fifteen (15) days prior to Closing): (A) number of years of credited service with Seller, (B) job title, (C) whether such Covered Employee is currently paid on a salaried or hourly basis and the applicable base salary or current wages, (D) target bonus information (if applicable), (E) job location, and (F) employment status (i.e., active or inactive); provided, however, that Seller’s obligation to provide such information shall be subject in all respects to, and shall be carried out in accordance with, applicable laws and any other obligations of Seller or its Affiliates to maintain the confidentiality of such information in accordance with applicable law. As set forth in this Article IX no later than ten (10) days prior to Closing, Buyer shall extend an offer of employment (each an “Offer” and collectively, the “Offers”) to (i) each Covered Employee who is an hourly employee subject to the Hollister CBA and (ii) certain other Covered Employees at Buyer’s sole and absolute discretion. The Offers shall provide such Covered Employees with a consideration period that is no less than one week prior to Closing (the “Offer Consideration Period”). Covered Employees who accept such Offer of employment from Buyer and whose employment with the Business continues with Buyer as of the applicable Hire Date shall be referred to herein as “Transferred Employees.” In the Event Buyer makes an Offer to a Covered Employee in accordance with and meeting the requirements of this Article IX and such Covered Employee does not accept such Offer, Buyer shall not be responsible for any severance costs (including Severance Costs) or other liabilities with respect to such Covered Employee (other than any liabilities that arise from conduct of Buyer), and all such costs and liabilities shall remain with and be the responsibility of Seller; provided, that in the case of any Covered Employee who accepts an Offer that entails a geographic relocation but otherwise meets the requirements of Sections 9.1 and 9.2 of this Agreement, neither Buyer nor Seller shall be responsible to pay severance to such Employee.
(b) With respect to any Covered Employee who is an hourly employee subject to the Hollister CBA to whom Buyer does not extend an Offer meeting the requirements of Section 9.1 and 9.2 of this Agreement, or with respect to whom Buyer revokes an Offer prior to Closing, then notwithstanding any provision of this Agreement to the contrary, Buyer shall be responsible for all costs, obligations and liabilities of any kind that arise from or relate to the conduct of Buyer or in connection with the termination of employment of such Covered Employee. With respect to any Covered Employee who is a salaried employee or an hourly employee not subject to the Hollister CBA, in either case to whom Buyer does not extend an Offer meeting the requirements of Section 9.1 and 9.2 of this Agreement, or with respect to whom Buyer revokes such an Offer prior to the Closing, Seller may offer a severance package, in exchange for a waiver and release of all claims, in accordance with the severance pay plan of Seller in which such Covered Employee is eligible to participate (the “Severance Plan”), which plan is described on Schedule 9.1(b). The total amount of severance calculated in accordance with the Severance Plan with respect to such Covered Employees shall be referred to herein as the “Severance Costs.” Except as set forth on Schedule 9.1(b), Buyer shall be responsible for all Severance Costs (the “Buyer Severance Obligation”). In addition, and notwithstanding anything to the contrary in this Section 9.1(b), Buyer shall be liable for all discrimination claims stemming from or relating to conduct of Buyer, including any discrimination claims related to Buyer’s decision not to offer employment to any Covered Employee or Buyer’s decision to revoke an offer of employment to any Covered Employee. Buyer shall identify to Seller the Covered Employees to whom it will not make an Offer no later than 10 days prior to Closing.
(c) Buyer shall be responsible for severance costs and other liabilities with respect to certain Bay Point Employees as provided in the Manufacturing Agreement.
(d) Within 90 days following the Closing, Seller shall provide Buyer with a calculation of the total Severance Costs incurred by Seller as of the date of delivery of such calculation (the “Severance Invoice Date”). Any dispute with respect to Severance Costs shall be determined by the Accounting Firm in accordance with the procedures set forth in Section 4.4 of this Agreement. Buyer shall pay to Seller the amount of such Severance Costs within 10 business days after the Severance Invoice Date or, if applicable, the date such Severance Costs are finally determined by the Accounting Firm. Notwithstanding the foregoing, the Buyer Severance Obligation shall survive the Severance Invoice Date and in the event Seller incurs additional Severance Costs after the Severance Invoice Date, Buyer shall promptly remit to Seller an amount equal to such additional Severance Costs.
(e) The Threshold Amount and Cap described in Article VIII of this Agreement shall not apply to the Severance Costs assumed by Buyer as provided above.
(f) Notwithstanding anything to the contrary in this Agreement, except as otherwise required by Law or any agreement by which Seller is bound, Seller shall not pay severance to any Covered Employee to whom Buyer extends an Offer meeting the requirements of Sections 9.1 and 9.2 of this Agreement but who does not accept such Offer.

9.2 Terms and Conditions of Employment.
(a) The Offers shall provide that employment with Buyer will commence as of the Hire Date and that the applicable Covered Employee’s terms and conditions of employment will, subject to any applicable requirements of the Hollister CBA (or any successor agreement thereto), other than provisions thereof treated as Excluded Liabilities under Section 3.3(e), (i) be for a position that is comparable to the position held by such Covered Employee immediately prior to the Hire Date, (ii) be at a geographic location that is comparable to such Covered Employee’s place of employment as of immediately prior to the Hire Date, (iii) include a base wage or salary, as applicable, that is the same as such Covered Employee’s base wage or salary, as applicable, as of immediately prior to the Hire Date and (iv) include compensation and employee benefits (including welfare, severance and retirement benefits) that are substantially comparable in the aggregate with similarly situated employees of Buyer (collectively, “Minimum Terms and Conditions of Employment”). As of the Hire Date and, except as otherwise provided herein, for a period of not less that twelve (12) months after the Closing Date, the employment of Transferred Employees shall be on terms and conditions no less favorable than the Minimum Terms and Conditions of Employment. “Hire Date” shall mean (A) with respect to Covered Employees who are not Absent Employees and who will become Transferred Employees, 12:01 a.m. Eastern Time on the Closing Date or (B) with respect to Absent Employees to whom Buyer makes an Offer, 12:01 Eastern Time on the first business day the applicable Absent Employee returns to active employment from leave. Buyer shall notify Seller of the acceptance and rejections of Offers of employment that have been received from each of the Covered Employees (x) on at least a weekly basis during the Offer Consideration Period and (y) in total within three (3) Business Days following the end of the Offer Consideration Period. Nothing herein shall be construed as a representation or guarantee by Seller that any Covered Employee will accept the offer of employment from Buyer or will continue in employment with Buyer following the Closing.
(b) Except as described in the next sentence of this Section 9.2(b), the employment of each Transferred Employee (including any Covered Employee, other than an Absent Employee who is absent from active employment and receiving workers’ compensation benefits or is on short-term disability or approved leave of absence) with Seller shall cease immediately prior to the Hire Date, and the employment of each such Transferred Employee with Buyer shall commence immediately upon the Hire Date. In the case of any Covered Employee to whom Buyer extends an Offer who is absent from active employment on long-term disability, and who receives and accepts an Offer from Buyer prior to the Closing (an “Absent Employee”), the employment of such individual with Buyer shall commence upon the date of his or her return to active work, and such Covered Employee shall become a Transferred Employee as of such date. Notwithstanding anything in this Agreement to the contrary, no personnel records with respect to a Transferred Employee will be transferred to Buyer until the applicable Hire Date with respect to each such Transferred Employee.
(c) The vacation program adopted or maintained by Buyer for the Transferred Employees shall recognize years of service with Seller for purposes of computing vacation benefits. Buyer shall assume and be responsible for, and shall give full credit for, all vacation benefits of the Transferred Employees accrued but not taken as of the Closing Date. Seller shall have no responsibility or liability for any vacation benefits of the Transferred Employees on or after the Closing Date, including vacation benefits accrued prior to the Closing Date. Buyer and Seller acknowledge and agree that Buyer shall not assume any liabilities for vacation benefits accrued through the Closing Date for any Covered Employee that does not become a Transferred Employee.
(d) Buyer shall recognize the service start date of each Transferred Employee as set forth in updated Schedule 1.1(a) for all purposes, including membership, vesting, benefit accrual rate and entitlement to benefits under Buyer’s relevant employee benefit plans, except to the extent it would result in the duplication of benefits.
(e) Each Transferred Employee (and his or her eligible dependents, as applicable), shall be immediately eligible as of the relevant Hire Date to participate in and accrue benefits under Buyer’s employee benefit plans, which apply to Transferred Employees. With respect to each Transferred Employee (and his or her eligible dependents, as applicable), Buyer shall cause such plans to waive any eligibility or waiting periods, actively-at-work requirements, evidence of insurability or pre-existing condition limitations.
(f) Buyer agrees to recognize any applicable labor organizations, unions or employee representatives, to assume the Hollister CBA except for the Excluded Liabilities referred to in clause (e) of Section 3.3 and to comply with all of its obligations under the National Labor Relations Act. Buyer shall provide Seller with any information that may be required to be provided to or to respond to any reasonable questions posed by employees, labor organizations, unions, employee representatives or any other persons or entities with respect to the transactions contemplated by this Agreement and to attend, at Seller’s request, any meeting with such employees, labor organizations, unions, employee representatives or other persons or entities where necessary or legally required. Buyer shall cooperate with Seller to timely provide all information, and engage in any consultations, required by law or reasonably requested by employees, labor organizations, unions or employee representatives that are required or initiated to accomplish the transfer of employment of any Covered Employees to Buyer as contemplated by this Agreement.
9.3 Benefit Plan Claims. The Covered Employees and their spouses and dependents shall be covered under Seller’s employee welfare benefit plans (“Seller Welfare Plans”) in effect prior to the Closing for all claims incurred, under such plans prior to 11:59 p.m. on the date prior to the Closing Date to the extent provided in the applicable Seller Welfare Plan. Seller shall terminate coverage of Transferred Employees and their dependents under the Seller Welfare Plans effective for claims incurred after 11:59 p.m. on the date prior to the Closing Date. The Transferred Employees shall be covered under employee welfare benefit plans established and maintained by Buyer (“Buyer Welfare Plans”) in effect following 11:59 p.m. on the date prior to the Closing Date for all claims incurred by Transferred Employees and their spouses and dependents under such plans after 11:59 p.m. on the date prior to the Closing Date to the extent provided in the applicable Buyer Welfare Plan. For purposes of this Section 9.3, a claim shall be deemed to be incurred as follows: (a) life, accidental death and dismemberment, and disability insurance benefits, upon the death, accident or other event giving rise to such benefits, and (b) health, dental or prescription drug benefits (including in respect of any hospital confinement), upon provision of the applicable services, materials or supplies.

9.4 Workers’ Compensation Claims. Seller shall be responsible for and shall, as described herein, pay Losses incurred in connection with those workers’ compensation claims identified on Schedule 9.4. Schedule 9.4 provides a list of all workers’ compensation claims of Covered Employees and former Covered Employees filed with a Governmental Entity which remain open as of the Closing Date, for which Seller will retain liability (excluding any further liabilities on existing claims, except as provided below). As of the Closing Date, with the exception of the claims identified on Schedule 9.4, Buyer will be responsible and liable for all workers’ compensation claims of Transferred Employees based on injuries or illnesses that arise or have arisen out of, and in the course of, employment with the Business. However, Buyer shall assume any additional liability for matters on Schedule 9.4 where the condition, injury or illness subject of such claim recurred or was aggravated after the Closing Date and such additional liability is incurred as a result of such recurrence or aggravation. To the extent that any Law prevents Buyer from assuming any workers’ compensation obligation directly, Buyer shall reimburse Seller’s costs with respect to any such workers’ compensation Losses. With regard to Losses related to Transferred Employees for which Seller retains responsibility in accordance with this Section 9.4, at the time the applicable claimants become able to work, Buyer shall make prompt reasonable efforts, including making reasonable accommodations where necessary or appropriate, to place such employees in suitable employment.
9.5 WARN Act Notification. Seller shall, as soon as practicable following the Closing, provide Buyer with a schedule setting forth the identification number and work location of each employee of Seller who terminated employment within the ninety (90) day period prior to the Closing Date. In the event of any “plant closing” or “mass layoff” with respect to the Business, as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any state or local law equivalent, that shall occur after the Closing Date due to any actions taken by Buyer, Buyer shall comply with all of the requirements of the WARN Act and any applicable state and local law equivalent, and shall assume any and all liabilities with respect thereto. Buyer shall indemnify and hold harmless Seller with respect to any liabilities under the WARN Act and similar applicable state and local laws arising from (i) any actions taken by Buyer with respect to the Transferred Employees after the Closing Date or (ii) Buyer’s breach of any provision of this Article IX and/or claims by any Covered Employee that Buyer’s Offer pursuant to this Article IX is or was not sufficient to avoid an “employment loss” under the WARN Act and similar applicable state and local laws.
9.6 Employee Benefits.
(a) COBRA. Buyer shall, effective commencing on the applicable Hire Date, be responsible for compliance with the requirements of COBRA, including the provision of continuation coverage, with respect to the Transferred Employees, and their spouses and dependents, for whom a qualifying event occurs on or after the Transferred Employees’ respective Hire Dates. Buyer shall be responsible for notification requirements and for the provision of COBRA continuation coverage, if any, to the Transferred Employees, and such Transferred Employees’ spouses and dependents, arising as a result of his or her transfer of employment from Seller to Buyer hereunder.
(b) 401(k) Plan. As soon as practicable after the Closing Date, but in no event later than 90 days after the Closing Date, Buyer shall establish participation by Transferred

Employees in a tax-qualified defined contribution plan or plans with a cash deferred feature maintained by Buyer (the “Buyer 401(k) Plan”) for the benefit of each Transferred Employee who was eligible to participate in Seller’s tax qualified defined contribution plan (the “Seller 401(k) Plan”) as of immediately prior to the Closing Date. As soon as practicable after the Closing Date, Seller shall make distributions from the Seller 401(k) Plan available to Transferred Employees. The Buyer 401(k) Plan shall accept such distribution as a rollover contribution if so directed by the Transferred Employee.
9.7 Employee Liabilities. Except for Assumed Liabilities or as otherwise set forth in this Article IX or on Schedule 9.7, Seller shall retain liability and responsibility (and Buyer shall not be liable or responsible) for all employment and employee benefits related liabilities, obligations, claims or losses that arise solely as a result of an event or events that occurred prior to the applicable Hire Date that relate to the Covered Employees’ employment with Seller. Except as otherwise provided in this Article IX, Buyer shall assume and be solely responsible for all employment and employee benefits related liabilities, obligations, claims and losses relating to each Transferred Employee that arise as a result of an event or events occurring on or after the applicable Hire Date.
9.8 No Right to Employment. Nothing in this Article IX restricts the right of Buyer or any of its Affiliates to terminate the employment of any Transferred Employee after the Closing. The provisions of this Article IX are solely for the benefit of the parties to this Agreement, and no employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any employee benefit plan for any purpose. To the extent Buyer complies with its obligations under this Article IX, nothing in this Article IX shall be construed to limit the right of Buyer or any of its Affiliates to amend or terminate any employee benefit plan.
ARTICLE X
ADDITIONAL AGREEMENTS
10.1 Consents and Approvals. Seller shall use its commercially reasonable efforts to obtain, and Buyer shall cooperate as reasonably necessary to obtain, at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not Governmental Authorities, listed on Schedule 5.2(c). Each of Seller and Buyer shall use its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Authorities listed on Schedule 5.2(c). Seller and Buyer agree to work cooperatively in completing the transfer and/or reissuance of applicable Environmental Permits at the Hollister Property.
10.2 Conduct of Business. From the date hereof through the Closing, except as otherwise contemplated by this Agreement, Seller shall operate the Business in the Ordinary Course of Business and use its reasonable efforts not to take any action inconsistent with this Agreement.

(a) Except (i) as otherwise expressly provided by this Agreement, (ii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld), or (iii) (A) as reasonably necessary to respond in a timely fashion to exigent circumstances that could otherwise have a Material Adverse Effect and (B) where delay in connection with the requirement to obtain Buyer’s prior consent could reasonably be expected to exacerbate the situation in question, between the date hereof and the Closing, Seller shall:
(i) use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees), and goodwill of the Business and (B) preserve the present relationships with Persons having material business dealings with the Business (including customers, suppliers, and service providers);
(ii) maintain (A) all of the assets and properties of, or used by, the Business in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the assets and properties of the Business in such amounts and of such kinds comparable to that in effect on the date of this Agreement;
(iii) (A) maintain the books, accounts and records of the Business in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts except in the Ordinary Course of Business, and (C) comply in all material respects with all contractual obligations of the Business; and
(iv) comply in all material respects with all applicable Laws.
(b) Except (i) as otherwise expressly provided by this Agreement, (ii) as set forth on Schedule 10.2, (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld) or (iv) (A) as reasonably necessary to respond in a timely fashion to exigent circumstances that could otherwise have a Material Adverse Effect and (B) where delay in connection with the requirement to obtain Buyer’s prior consent could reasonably be expected to exacerbate the situation in question, between the date hereof and the Closing, Seller shall not:
(i) Except as required by Law or pursuant to the terms of any Plan in existence as of the date hereof, (A) increase the salary or other compensation of any manager, director, officer or employee of the Business except for normal increases in the Ordinary Course of Business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, officer, manager, director or consultant of the Business, (C) except pursuant to an employee benefit plan generally applicable to employees of GenTek Inc., a Delaware corporation, and its subsidiaries, increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the managers, directors, officers, employees, agents or representatives of the Business or otherwise modify or amend or terminate any such plan or arrangement (it being understood and agreed by the Parties that, except with respect to matters set forth on Schedule 10.2(b)(i)(C), if Seller takes any of the foregoing actions described in this clause (C) pursuant to an employee benefit plan generally applicable to employees of GenTek Inc. and its subsidiaries, such actions shall not be taken into account in determining a Covered Employee’s required terms and conditions of employment with Buyer for purposes of Article IX) or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any managers, directors or officers of the Business (or amend any such agreement) to which the Business is a party;
(ii) make any loans, advances of capital contributions to, or investments in, any other Person;
(iii) in each case to the extent it could reasonably be expected to materially adversely affect Buyer post Closing, make, change or revoke any Tax election or settle or compromise any Tax claim or liability;
(iv) subject to any Lien or Encumbrance or otherwise encumber or, except for Permitted Encumbrances, permit, allow or suffer to be encumbered, any of the Purchased Assets;
(v) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets, other than Inventory sold for fair consideration in the Ordinary Course of Business;
(vi) cancel or compromise any material debt or claim or waive or release any material right of the Business except in the Ordinary Course of Business;
(vii) introduce any material change with respect to the operation of the Business, including any change of process, supplier or materials of construction, any customer change notification, any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;
(viii) enter into any contract, understanding or commitment that by its express terms restrains, restricts, limits or impedes the ability of the Business, or the ability of Buyer, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any person;
(ix) terminate, amend, restate, supplement, abandon or waive any rights under any (A) contract listed on Schedule 6.9, other than in the Ordinary Course of Business or (B) Permit;
(x) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities, other than in the Ordinary Course of Business;

(xi) take any action which would materially and adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;
(xii) enter into any commitment for capital expenditures in excess of $100,000 for any individual commitment and $250,000 for all commitments in the aggregate;
(xiii) enter into any transaction or enter into, modify or renew any Contract other than in the Ordinary Course of Business and which does not exceed $500,000; or
(xiv) agree to do anything (A) prohibited by this Section 10.2, (B) which would make any of the representations and warranties of Seller in this Agreement or any of the Seller Documents untrue or incorrect in any material respect or would be reasonably expected to result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect; or
(xv) Modify or fail to renew any Environmental Permit.
10.3 Confidentiality. That certain Confidentiality Agreement dated as of February 17, 2009 between Buyer and GenTek Inc. (the “Confidentiality Agreement”), as the same may be amended from time to time, shall remain in effect until the later of (A) the earlier of the Closing and the expiration or termination of this Agreement and (B) the expiration of the Confidentiality Agreement by its current terms.
10.4 Specific Performance. Each of Seller and Buyer acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, Seller and Buyer agree that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.
10.5 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Buyer. Each of Seller and Buyer shall cooperate in the preparation and filing of all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and each of Seller and Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation, in accordance with applicable law. Buyer will reasonably cooperate with Seller to obtain any applicable sales tax or other exemption certificates in connection with the transfer of the Purchased Assets.
10.6 Inspection. Seller shall afford to Buyer and its accountants, counsel, financial advisors and other representatives, and to prospective debt financing sources and their representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to its properties and facilities included in the Purchased Assets and the Bay Point Property (including all owned and leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon and including testing of tank linings contained within tank wagons), books, records, contracts, and financial information (including working papers and data in the possession of Seller’s respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to Seller’s system of internal control) and, during such period, shall furnish promptly such information concerning the Business and the properties and personnel of Seller associated therewith as Buyer shall reasonably request; provided, that such investigation shall not unreasonably disrupt Seller’s operations. Prior to the Closing, Seller shall generally keep Buyer informed as to matters that materially affect the Business. Seller shall authorize and direct the appropriate officers, directors, managers and employees of Seller to discuss matters involving the operations and business of Seller, as the case may be, with representatives of Buyer and lenders. Seller will upon request from Buyer make reasonably available to Buyer quality control data, equipment lists, supply chain details and product samples, and use commercially reasonable efforts to cooperate with and assist Buyer in the qualification of current customers of Buyer. Seller shall allow Buyer’s surveyors to conduct a survey of the Hollister Property.
10.7 Refunds and Remittances. Except as otherwise set forth in the Agreement, after the Closing: (i) if Seller or any of its Affiliates receive any refund or other amount that is a Purchased Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller shall promptly remit, or shall cause to be remitted, within thirty (30) business days, such amount to Buyer, and (ii) if Buyer or any of its Affiliates receives any refund or other amount that is an Excluded Asset, Buyer shall promptly remit, or shall cause to be remitted, within thirty (30) business days, such amount to Seller.
10.8 Further Assurances. Subject to, and not in limitation of, Section 10.1, each of Seller and Buyer shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, including executing the Buyer Documents and the Seller Documents and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
10.9 No Shop. Seller shall not, and shall not permit any of its Affiliates, directors, officers, employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into any transaction involving the sale or other disposition of any material amount of the Purchased Assets other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the Business, operations, properties or assets of Seller in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, any effort or attempt by any other Person to do or seek any of the foregoing. Seller shall (and shall cause its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction. Seller agrees not to release any third party from the confidentiality provisions of any agreement to which Seller is a party with respect to an Acquisition Transaction. Seller shall notify Buyer promptly after receipt by Seller or any Representative thereof of any proposal or offer from any Person other than Buyer to effect an Acquisition Transaction or any request for non-public information relating to Seller or for access to the properties, books or records of Seller by any Person other than Buyer. Such notice shall indicate the identity of the Person making the proposal or offer and the material terms of any such proposal or offer.
10.10 Preservation of Records. Seller and Buyer agree that each of them shall preserve and keep the records held by them or their Affiliates after the Closing relating to the Business for a period of five (5) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or Buyer or any of their Affiliates or in order to enable Seller or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.
10.11 Notification of Certain Matters. Seller shall give notice to Buyer and Buyer shall give notice to Seller, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event or occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder or (c) the institution of or (to such party’s Knowledge) the threat of institution of any Legal Proceeding related to this Agreement or the transactions contemplated hereby.
10.12 Use of Seller’s Name. Buyer agrees that within three (3) months after the Closing Date, (a) Buyer shall remove “GenTek”, “General Chemical”, the GenTek logo, the General Chemical logo and any other similar mark (the “Seller Name”), and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates that is not part of the Purchased Assets from all buildings, signs and vehicles of the Business, and (b) Buyer shall cease using any item of Intellectual Property that is an Excluded Asset, the Seller Name and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates that is not a Purchased Asset in all invoices, letterhead, domain names and web sites, advertising and promotional materials, office forms and business cards. Notwithstanding the foregoing, this Section 10.12 shall not be construed to prohibit Buyer from using any item of Intellectual Property that is an Excluded Asset, the Seller Name, or any other trademark, design or logo previously or currently used by Seller or any of its Affiliates, in each case where appearing on packaging that already contains Inventory as of the Closing Date (including but not limited to on labels attached to such packaging) or as otherwise permitted by the Transition Services Agreement.
10.13 Financial Statements. (a) Within 75 days of the Closing, Buyer may be required to file audited financial statements for the Business for up to the three fiscal years preceding the Closing, plus interim quarterly unaudited financial statements. Upon reasonable prior notice during normal business hours until expiration of the periods within which Buyer must file such financial statements, Seller hereby agrees, and agrees to provide Buyer, its agents and independent auditors access to such data regarding the Business and such additional information as is reasonably requested by the Buyer, including reasonable access to Seller’s independent auditors and their work papers, on a timely basis as is reasonably necessary for Buyer to prepare and file with the Securities and Exchange Commission such audited financial statements and unaudited interim financial statements within the time periods necessary for Buyer not to be in violation of its filing requirements under the Securities Exchange Act of 1934; provided, however, that such access does not unreasonably disrupt the normal operations of Seller or require Seller to offer or grant any accommodation (financial or otherwise) to any third party or Governmental Authority or require Seller to incur any expense or internal cost in connection with this Section 10.13 that is not promptly reimbursed by Buyer.
(b) As soon as reasonably available but in no event later than sixty (60) days following December 31, 2009, Seller will deliver to Buyer Internal Financial Reports prepared for the Business for the period ended December 31, 2009.
10.14 Communication with Governmental Authorities. Except as required by Environmental Laws then in effect, (i) Buyer shall not initiate communication with DTSC or any other Governmental Authority regarding any environmental matter at the Hollister Property for which Buyer may claim indemnification under this Agreement, for the purpose of accelerating or exacerbating Seller’s actual or potential liability under Environmental Laws, and (ii) without Seller’s consent, Buyer shall not communicate with DTSC or any other Governmental Authority in any manner with respect to any environmental, health or safety matter at or relating to the Bay Point Property. Notwithstanding the foregoing, if Buyer is directly requested by DTSC or other Governmental Authority to provide information regarding any environmental matter that relates to a possible indemnification claim against Seller with respect to the Hollister Property or any environmental matter with respect to the Bay Point Property, Buyer shall immediately inform Seller so that the parties may confer before Buyer responds to such request, but if Seller does not respond in a timely manner, or if Buyer and Seller cannot agree on the content of the proposed response to DTSC or other Governmental Authority, as applicable, then Buyer may respond to the specific request but shall immediately thereafter provide Seller with the contents of Buyer’s response and any communication thereafter between DTSC or other Governmental Authority, as applicable, and Buyer, whether oral or written.
10.15 Limited Subsurface Investigation. Until the fifth anniversary of the Closing Date, Buyer may not undertake intrusive or subsurface investigations (including, but not limited to, excavations, drilling, boring and sampling) at the Transferred Real Property except for the limited and exclusive purpose of (i) obtaining information necessary and appropriate for maintenance, demolition, or modifications in the ordinary course of business, (ii) conducting Remediation required to be performed by a Governmental Authority with jurisdiction over the Transferred Real Property, or (iii) preventing or mitigating an immediate threat to human health or the environment to the extent reasonably necessary. In the event that Buyer determines that a subsurface investigation is necessary for the purposes identified in this Section 10.15 that will involve the collection of sub-surface analytical data, Buyer shall notify Seller in writing before the investigation is performed to describe the project and the sub-surface data to be gathered. Seller shall respond in writing to the notice within twenty (20) days and indicate whether it has concerns regarding the potential impact of Buyer’s proposed investigation on Seller’s ongoing Remediation efforts. Seller and Buyer agree to work together in good faith to arrive at a resolution that will reasonably achieve Buyer’s purposes and address Seller’s concerns. For clarity, the restriction against conducting subsurface investigations at the Transferred Real Property in this Section 10.15 applies to any subsurface investigation related to due diligence investigations performed by (i) a potential acquirer, directly or indirectly (including through an acquisition of Buyer) of the Transferred Real Property (or any portion thereof) or (ii) Buyer or its Affiliates or a lender of Buyer or its Affiliates in connection with any financing arrangements.
10.16 Grant of Trade Secret License. Subject to the Non-Competition Agreement and other terms and conditions of this Agreement, as of the Closing Buyer grants back to Seller a personal, royalty-free, irrevocable, perpetual, non-exclusive license to incorporate and use the trade secrets encompassed within the Purchased Intellectual Property that as of the Closing Date is used in any of Seller’s, or its Affiliates’, business (other than the Business) to make, sell, offer for sale, import, modify, copy and distribute products and services and practice methods, embodying or otherwise using such trade secrets. This grant does not include, and Buyer expressly reserves for itself (i) all other rights to commercialize or use the licensed trade secrets for itself, and (ii) all rights to issue any licenses or permissions to any third parties relating to the licensed trade secrets. No license is granted hereunder for any other than that specified in this Agreement, and all rights not specifically set forth in this Agreement are expressly reserved to Buyer.
10.17 Restriction on IP Protection. The Seller and its Affiliates agree that they shall not at any time, anywhere, disclose the licensed trade secrets or apply for any copyright, trademark, patent protection or the like in the licensed trade secrets. In addition, and except as otherwise provided in this Agreement, neither the Seller nor its Affiliates shall file, nor assist any third party in filing, any document with any governmental body or court or take any other action that could negatively affect Buyer’s ownership of the licensed trade secrets, or aid or abet a third party in doing the same. The Parties acknowledge and agree that nothing in this Agreement shall be construed as an obligation on Buyer to assign, license or otherwise transfer any Intellectual Property belonging to Buyer prior to the signing of this Agreement by the parties, and any rights contained therein, including but not limited to any and all trade secrets or any other non-public information of Buyer to Seller or its Affiliates.
10.18 Real Estate Matters. Seller shall deliver to the Title Company a recordable instrument in form and substance acceptable to the Title Company to allow the deletion from the Title Policy of the Hollister Business Park Declaration of Special Land Use Restrictions, Abatement Lien, Mortgage Lien, and Option to Repurchase (the “Special Use Restrictions”) filed as Instrument No. 8908473 in the Official Records of San Benito County, California, as amended by instrument filed as Instrument No. 9008232 in the Official Records of San Benito County, California, as a Permitted Encumbrance.
ARTICLE XI
[INTENTIONALLY OMITTED]
ARTICLE XII
TERMINATION
12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) By mutual written consent of the parties at any time prior to the Closing.
(b) Prior to the Closing, by written notice to Seller from Buyer, if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if a representation or warranty of Seller shall be untrue in any respect, in either case, such that the condition specified in Section 5.2(a) hereof would not be satisfied at the Closing, unless such breach is cured within thirty (30) days of Seller’s receipt of notice thereof from Buyer, at the end of such 30-day period; (ii) the Closing has not occurred on or before May 1, 2010, other than as a result of a breach of a representation, warranty, covenant or agreement of Buyer; or (iii) consummation of any of the transactions contemplated hereby is enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.
(c) Prior to the Closing, by written notice to Buyer from Seller, if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if a representation or warranty of Buyer shall be untrue in any respect, in either case, such that the condition specified in Section 5.3(a) hereof would not be satisfied at the Closing, unless such breach is cured within thirty (30) days of Buyer’s receipt of notice thereof from Seller, at the end of such 30-day period; (ii) the Closing has not occurred on or before May 1, 2010, other than as a result of a breach of a representation, warranty, covenant or agreement of Seller, or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.
12.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or their respective Affiliates, officers, directors, members, managers, or stockholders, other than any liability of Seller or Buyer as the case may be, for breaches of this Agreement occurring prior to such termination; provided, however, that, in the event that this Agreement is so terminated, neither party shall have any liability for any breach or violation of this Agreement unless such breach or violation is intentional on the part of such party.
ARTICLE XIII
MISCELLANEOUS
13.1 Expenses. Seller and Buyer shall bear its own costs and expenses (including legal fees and expenses) associated with the negotiation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereunder; provided, however, that all transfer, conveyance, and similar fees and taxes imposed as a result of the sale of the Purchased Assets, including, without limitation, any applicable real estate transfer tax and any similar taxes, shall be governed by Section 10.5 hereof.
13.2 Consent to Amendments; Waiver. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended only by a written instrument signed by each of Seller and Buyer. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such or other right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such or other right, power or privilege.
13.3 Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any party after the Closing, without the prior written consent of the other party. Notwithstanding the foregoing, (a) Buyer may assign its respective rights and obligations hereunder, in whole or in part, to any of its Affiliates without the consent of the other party hereto, (b) Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of Buyer or the Business in any form of transaction without the consent of Seller, provided that Buyer remains liable for its obligations hereunder, (c) Seller may assign its rights and obligations hereunder, in whole or in part, in connection with any disposition or transfer of all or any portion of Seller, as applicable, or its assets (whether in connection with a merger or otherwise) without the consent of Buyer, provided that Seller remains liable for its obligations hereunder, and (d) each of Buyer and Seller may assign any or all of its respective rights pursuant to this Agreement, including its rights to indemnification, to any of its lenders as collateral security.
13.4 Parent Guarantee. Parent hereby unconditionally guarantees to Buyer the full and timely payment by Seller of any amount due and payable from Seller to Buyer in accordance with the terms of this Agreement (and subject to any limitations on Seller’s obligations set forth herein), including any and all payments required under Article VIII (collectively, the “Seller Payment Obligations”). Parent further unconditionally guarantees to Buyer that if Seller fails to perform any Seller Payment Obligation when due and upon written demand, then Parent shall, upon written demand from Buyer, perform, or cause to be performed, all such Seller Payment Obligations. All payments made by Parent pursuant to the obligations incurred by it under this Section 13.4 shall be paid within ten (10) business days after receipt by Parent from Buyer of written demand for such payment. In the event that Parent fails to make such payment within such time, Buyer may, at its option, immediately proceed against Parent for the performance of the Seller Payment Obligations or to enforce its rights hereunder, without first proceeding against Seller. Parent further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any Seller Payment Obligation, any assumption of any such Seller Payment Obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor and Parent hereby waives all special suretyship defenses and notice requirements. The obligations, covenants and agreements of Parent hereunder shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of Seller, or the merger or consolidation of Seller with any other person. This guarantee shall be binding upon all successors and assigns of Parent (including but not limited to any entity or group of entities to which Parent sells, assigns or transfers all or substantially all of its or its subsidiaries’ assets in one or more related transactions); provided, however, that no assignment shall release Parent from its obligations hereunder.

13.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
13.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.
13.7 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
13.8 Notices. Any notice, request, instruction or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) one day after delivery to the courier, if sent by overnight courier; (b) upon receipt, if given in person; (c) on the date of transmission, if sent by telecopy or other wire transmission; or (d) ten (10) days after being deposited in the mail, certified or registered mail, postage prepaid, as follows:
Notices to Seller or Parent:
GenTek Inc.
90 East Halsey Road
Parsippany, NJ 07054
Attn: William E. Redmond, Jr.
Telecopy No.: (973) 515-3205
with a copy to (which shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Washington, D.C. 20004-1304
Attention: Ray Grochowski
Telecopy No.: (202) 637-2201

And (if such notice relates to any environmental provision of this Agreement) with a copy to (which shall not constitute notice):
Babst, Calland, Clements & Zomnir, P.C.
Two Gateway Center
6th Floor
Pittsburgh, PA 15222
Attention: Dean Calland
Telecopy No.: (412) 586-1026
Notices to Buyer:
KMG Electronic Chemicals, Inc.
9555 W. Sam Houston Parkway S.
Suite 600
Houston, TX 77099
Attention: Roger Jackson
Telecopy No: (713) 600-3850
With a copy to (which shall not constitute notice):

Haynes and Boone, LLP
1221 McKinney St., Suite 2100
Houston, Texas 77010
Attention: Bill Nelson
Telecopy No: (713) 236-5557
or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.
13.9 No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.
13.10 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement, which constitute part of this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior understandings, agreements, arrangements or representations by or among the parties, written or oral, that may have related in any manner to the subject matter hereof.
13.11 Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any capitalized terms used in any exhibit or schedule attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.
13.12 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to the conflicts of laws principles thereof.

13.13 Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of any party hereto or pursuant to any such agreement or instrument, the other party hereto shall re-execute original forms thereof and deliver them to all other parties hereto or thereto. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
13.14 Further Assurances. Each of the parties hereto shall take any and all actions, and shall execute and deliver any and all documents and instruments, that shall be reasonably necessary to give full force and effect to this Agreement and the transactions contemplated hereby and thereby.
13.15 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law, statute, rule or regulation will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” and similar expressions means “including without limitation” and unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. Unless otherwise noted, all references to sections, exhibits and schedules are to sections, exhibits and schedules to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

KMG ELECTRONIC CHEMICALS, INC.

By:

Name:

Title:

GENERAL CHEMICAL PERFORMANCE PRODUCTS LLC

By:

Name:

Title:

GENERAL CHEMICAL HOLDING COMPANY

By:

Name:

Title: